Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

ADT Inc.

of

Up to 133,333,333 Shares of its Common Stock and Class B Common Stock

at a Purchase Price of $9.00 per Share, Representing an Aggregate Purchase Price of Up to $1,200,000,000

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON OCTOBER 20, 2022, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH TIME AND DATE, AS IT MAY BE EXTENDED OR TERMINATED, THE “EXPIRATION TIME”).

ADT Inc., a Delaware corporation (the “Company”, “ADT”, “we”, “our” or “us”), invites stockholders to tender shares of our common stock, par value $0.01 per share (the “Common Stock”), and our Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Common Stock, the “Shares”), at a price of $9.00 per Share (the “Purchase Price”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended or supplemented from time to time, together constitute the “Offer”). We are offering to purchase up to 133,333,333 Shares.

Promptly following the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, pay for Shares validly tendered and not validly withdrawn in the Offer at a price of $9.00 per Share in cash, less any applicable withholding taxes and without interest. In the event of an over-subscription of the Offer as described below, Shares validly tendered and not validly withdrawn will be subject to the proration and “odd lot” priority provisions described in this Offer to Purchase and, as a result, all of the Shares so tendered may not be purchased. See Section 1.

The Offer will be fully subscribed as a result of the Apollo Stockholder Commitment (as defined herein), and no shares of Class B Common Stock will be tendered or purchased in the Offer as a result of the Google Commitment (as defined herein). As a result, we will purchase 133,333,333 shares of Common Stock, which would represent approximately 15% of our issued and outstanding shares of Common Stock (assuming conversion of all issued and outstanding shares of Class B Common Stock, on a share-for-share basis into shares of Common Stock, and including restricted share awards (“RSAs”) assuming attainment of the maximum level of performance) as of August 29, 2022. Our shares of Common Stock outstanding as of August 29, 2022 do not include shares of Common Stock issuable upon exercise of existing stock options or vesting of existing restricted stock units (“RSUs”) or performance-based restricted stock units (“PSUs”), or shares of Common Stock that we expect to issue in connection with the Strategic Investment (as defined herein). However, upon the consummation of the Strategic Investment (the completion of which is a condition to the consummation of this Offer), we will issue 133,333,333 new shares of Common Stock to State Farm (as defined herein), meaning the number of issued and outstanding shares of Common Stock will not change after giving effect to the Strategic Investment and the Offer. See Sections 1 and 2.

We expect to fund the purchase of Shares in the Offer with the proceeds of the Strategic Investment and to pay the fees and expenses in connection with the Offer with available cash. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions, including the Strategic Investment Condition (as defined herein). See Sections 2, 6 and 8.

Our shares of Common Stock are listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “ADT.” On September 9, 2022, the last trading day before the announcement of the Offer, the closing price of our shares of Common Stock on the NYSE was $8.39 per share. There is no established public trading market for shares of Class B Common Stock, and Google (as defined herein) is the only stockholder of record of such Shares. Stockholders are urged to obtain current trading prices for the Common Stock before deciding whether to tender their Shares. See Section 7.

You may direct questions and requests for assistance to D.F. King & Co., Inc., which is acting as the Information Agent for the Offer (the “Information Agent”), or to Morgan Stanley & Co. LLC, which is acting as the Dealer Manager for the Offer (the “Dealer Manager”). The Information Agent’s and the Dealer Manager’s respective addresses and telephone numbers appear on the back cover of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery to the Information Agent.

The Dealer Manager for the Offer is:

Morgan Stanley

Offer to Purchase, dated September 12, 2022

IMPORTANT

Our Board of Directors (our “Board”) has approved our making the Offer. However, none of the Company, our Board, Apollo (as defined herein), the Dealer Manager, the Depositary (as defined herein), or the Information Agent makes any recommendation as to whether you should tender or refrain from tendering your Shares or as to how many Shares to tender in the Offer. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender.

You should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including the purpose and effects of the Offer. See Section 2. All of our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders and they each have advised us that they do not intend to tender any of their Shares in the Offer. The Apollo Stockholder Entities (as defined herein) have agreed to tender or cause to be tendered no fewer than 133,333,333 Shares in the Offer, and have informed us of their intent to tender all of the shares of Common Stock they beneficially own in the Offer. See Section 11. You should discuss whether to tender your Shares with your broker and/or financial or tax advisor.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

If you wish to tender all or any portion of your Shares pursuant to the Offer, you must do one of the following before the Offer expires:

•

if you hold certificates in your own name, follow the instructions described in Section 3, “Procedures For Tendering Shares,” carefully, as you will need to complete a Letter of Transmittal in accordance with the instructions contained therein and deliver it, along with the certificates representing your Shares, any required signature guarantees and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer (the “Depositary”);

•

if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (the “nominee”), you must contact the nominee and request that the nominee tender your Shares for you;

•	if you are a participant in The Depository Trust Company (“DTC”), you must tender your Shares according to the procedure for book-entry transfer described in Section 3;

•

if you are a holder of vested but unexercised stock options outstanding under the Company’s 2016 Equity Incentive Plan (the “2016 Plan”) or the Company’s 2018 Omnibus Incentive Plan (the “2018 Plan” and, together with the 2016 Plan, the “Equity Plans”), you may, subject to the requirements of the applicable Equity Plan and award agreement and other applicable agreements and policies (including ADT’s Insider Trading Policy (the “Blackout Policy”)), exercise such options and tender some or all of the shares of Common Stock issued pursuant to such exercise in the Offer. Such holders must complete the exercise of such vested stock options in accordance with the instructions set forth in the Notice to Certain Holders of Stock Options distributed to you by the Company on the date hereof. Exercises of stock options cannot be revoked even if some or all of the shares of Common Stock received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason (see Sections 3 and 11 for more information on the Equity Plans generally);

•	if you hold vested shares of Common Stock from the settlement of RSUs or PSUs under any of our Equity Plans, you may tender such shares of Common Stock subject to the requirements of the

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applicable Equity Plan and award agreement and other applicable agreements and policies (including the Blackout Policy);

•

if you hold vested shares of Common Stock underlying RSAs under any of our Equity Plans, you may tender such shares of Common Stock subject to the requirements of the applicable Equity Plan and award agreement and other applicable agreements and policies (including the Blackout Policy); or

•

if you are unable to deliver the certificates for the Shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must tender Shares pursuant to the Offer by complying with the guaranteed delivery procedures outlined in Section 3.

Beneficial owners of Shares should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact their nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

WE ARE NOT AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF WE BECOME AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES WHERE THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT TO THE OFFER IS NOT IN COMPLIANCE WITH ANY APPLICABLE LAW, WE WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH THE APPLICABLE LAW. IF, AFTER A GOOD FAITH EFFORT, WE CANNOT COMPLY WITH THE APPLICABLE LAW, THE OFFER WILL NOT BE MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, THE HOLDERS OF SHARES RESIDING IN THAT JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES, “BLUE SKY” OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER WILL BE DEEMED TO BE MADE ON OUR BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF THE APPLICABLE JURISDICTION.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO HOW MANY SHARES TO TENDER IN THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE (INCLUDING THE INFORMATION INCORPORATED BY REFERENCE HEREIN), IN THE RELATED LETTER OF TRANSMITTAL OR IN THE OTHER OFFER MATERIALS. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY THE COMPANY, OUR BOARD, APOLLO, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. In this Offer to Purchase, we use the terms the “Company”, “we” and “us” to refer collectively to ADT Inc. and its subsidiaries. We refer to the shares of our Common Stock and Class B Common Stock collectively as the “Shares”. This summary term sheet highlights only certain information contained in this Offer to Purchase. We urge you to read the entire Offer to Purchase (including the documents incorporated by reference herein) and the related Letter of Transmittal (which, as they may be amended or supplemented from time to time, together constitute the “Offer”) because they contain the full details of the Offer. In this summary term sheet we have included references to the sections of this document where you will find a more complete discussion of the terms of the Offer.

Who is offering to purchase my Shares?

ADT Inc., the issuer of the Shares.

How many Shares is the Company offering to purchase?

Upon the terms and subject to the conditions of the Offer, we are offering to purchase, at the Purchase Price, up to 133,333,333 Shares validly tendered in the Offer and not validly withdrawn.

The Offer will be fully subscribed as a result of the Apollo Stockholder Commitment (as defined herein), and no shares of Class B Common Stock will be tendered or purchased in the Offer as a result of the Google Commitment (as defined herein). As a result, we will purchase 133,333,333 shares of Common Stock, which would represent approximately 15% of our issued and outstanding shares of Common Stock (assuming conversion of all issued and outstanding shares of Class B Common Stock, on a share-for-share basis into shares of Common Stock, and including restricted share awards (“RSAs”) assuming attainment of the maximum level of performance) as of August 29, 2022. Our shares of Common Stock outstanding as of August 29, 2022 do not include shares of Common Stock issuable upon exercise of existing stock options or vesting of existing restricted stock units (“RSUs”) or performance-based restricted stock units (“PSUs”), or shares of Common Stock that we expect to issue in connection with the Strategic Investment (as defined herein). However, upon the consummation of the Strategic Investment (the completion of which is a condition to the consummation of this Offer), we will issue 133,333,333 new shares of Common Stock to State Farm (as defined herein), meaning the number of issued and outstanding shares of Common Stock will not change after giving effect to the Strategic Investment and the Offer. See Sections 1 and 2.

In the event of an over-subscription of the Offer, Shares validly tendered and not validly withdrawn will be subject to proration described in this Offer to Purchase and, as a result, all of the Shares so tendered may not be purchased. See Section 1.

The Offer is not conditioned on any minimum number of Shares being tendered by stockholders, but is subject to certain other conditions, including the Strategic Investment Condition. See Sections 6 and 8.

Does the Company’s controlling stockholder intend to tender its Shares in the Offer?

Pursuant to the Apollo Stockholder Commitment, the Apollo Stockholder Entities, which are collectively our controlling stockholder, have agreed to tender (and not withdraw) at least 133,333,333 shares of Common Stock they beneficially own in the Offer. However, the Apollo Stockholder Entities have informed us of their intent to tender all of the shares of Common Stock they beneficially own in the Offer. As of August 29, 2022, the Apollo Stockholder Entities collectively held 608,927,824 shares of Common Stock, which represent approximately 67% of our issued and outstanding shares of Common Stock (assuming conversion of all issued and outstanding shares of the Class B Common Stock on a share-for-share basis into shares of Common Stock, and including RSAs assuming attainment of the maximum level of performance). Our shares of Common Stock outstanding as of August 29, 2022 do not include shares of Common Stock issuable upon exercise of existing stock options or vesting of existing RSUs or PSUs, or shares of Common Stock that we expect to issue in connection with the Strategic Investment. Because the Apollo Stockholder Entities will collectively tender shares of Common Stock in excess of 133,333,333 Shares, any purchase of their Shares so tendered will be subject to the “odd lot” priority and the proration provisions described in this Offer to Purchase.

What is the purpose of the Offer?

On September 6, 2022, we announced that our Board of Directors (our “Board”) unanimously determined to enter into an agreement (the “Securities Purchase Agreement”) between the Company and State Farm Fire & Casualty Company (“State Farm”). Pursuant to the Securities Purchase Agreement, State Farm will purchase 133,333,333 shares of Common Stock to be issued by us at a purchase price of $9.00 per share, representing an aggregate investment of $1.2 billion and we will appoint one State Farm representative to our Board. We refer to the proposed State Farm investment as the “Strategic Investment.” In connection with the Strategic Investment, the Company also entered into the Apollo Stockholder Support Agreement with the Apollo Stockholder Entities (each, as defined herein), pursuant to which the Apollo Stockholder Entities have agreed to tender or cause to be tendered (and to refrain from subsequently withdrawing) in the Offer no fewer than 133,333,333 Shares (the “Apollo Stockholder Commitment”). Furthermore, in connection with the Strategic Investment, the Company also entered into the Google Support Agreement with Google (each, as defined herein), pursuant to which Google has agreed to not, without the prior written consent of the Company, directly or indirectly, tender its shares of Class B Common Stock (and any shares of Common Stock issuable upon the conversion of such shares of Class B Common Stock) (collectively, the “Google Shares”) in the Offer, in any manner, or enter into any agreement, arrangement or understanding that results in the Google Shares being tendered in the Offer (the “Google Commitment”). In addition, in connection with the Strategic Investment, ADT LLC, an indirect wholly owned subsidiary of the Company (“ADT LLC”), and State Farm have agreed to enter into a Development Agreement, pursuant to which State Farm will commit up to $300 million to an opportunity fund that will fund product and technology innovation, customer growth and marketing (the “Development Agreement”). Separately, pursuant to the Google Commercial Agreement Amendment (as defined herein) Google has agreed to commit an additional $150 million in further success funds in connection with its existing partnership with the Company, which will be funded in three equal tranches and be subject to the attainment of certain milestones, to expand access for more customers to smart home innovation and technologies via new sales programs, and other related activities. See “—Have there been any recent developments of which I should be aware?” Our Board believes that the Strategic Investment and the transactions contemplated by the Development Agreement will create a comprehensive solution across home and mobile safety to help customers recover from unexpected risks with proactive safety and security. We expect to fund the purchase of Shares in the Offer with the proceeds of the Strategic Investment and to pay the fees and expenses in connection with the Offer with available cash. See Sections 2 and 8.

The Offer will allow the Company to use the proceeds from the Strategic Investment as contemplated by the Securities Purchase Agreement to provide our stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares and thereby receive a return of capital (subject to the “odd lot” priority and proration provisions described in this Offer to Purchase). Further, the Offer will effectively eliminate any dilution that would otherwise result from the Strategic Investment and will allow stockholders who elect not to tender into the Offer the opportunity to continue participating on the same basis in the Company’s future performance, including the potential impact of the Strategic Investment and the Development Agreement. See Section 2.

What will the Purchase Price for the Shares be and what will be the form of payment?

The purchase price for the Shares will be $9.00 per Share (the “Purchase Price”). If your Shares are purchased in the Offer, we will pay you the Purchase Price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Sections 1 and 5. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

How many Shares will the Company purchase in the Offer?

We are offering to purchase up to 133,333,333 Shares, which would represent approximately 15% of our issued and outstanding shares of Common Stock (assuming conversion of all issued and outstanding shares of Class B Common Stock, on a share-for-share basis into shares of Common Stock, and including RSAs assuming attainment of the maximum level of performance) as of August 29, 2022. Our shares of Common Stock outstanding as of August 29, 2022 do not include shares of Common Stock issuable upon exercise of existing stock options or vesting of existing RSUs or PSUs, or shares of Common Stock that we expect to issue in connection with the Strategic Investment. However, upon the consummation of the Strategic Investment, we will issue 133,333,333 new shares of Common Stock to State Farm, meaning the number of issued and outstanding shares of Common Stock will not change after giving effect to the Strategic Investment and the Offer.

The Offer will be fully subscribed as a result of the Apollo Stockholder Commitment, and no shares of Class B Common Stock will be tendered or purchased in the Offer as a result of the Google Commitment. In the event of an over-subscription of the Offer, we will purchase all Shares validly tendered and not validly withdrawn on a pro rata basis, except for “odd lots” of less than 100 Shares, which we will purchase on a priority basis (though tenders of less than all of the Shares owned by an Odd Lot Holder (as defined herein) will not qualify for this priority). The Offer is not conditioned on any minimum number of Shares being tendered, but is subject to certain other conditions, including the Strategic Investment Condition (as defined herein). See Sections 1 and 6.

How will the Company pay for the Shares?

The maximum aggregate purchase price of Shares repurchased in the Offer will be $1.2 billion. We expect to fund the purchase of Shares in the Offer with the proceeds of the Strategic Investment and to pay the fees and expenses in connection with the Offer with available cash. The Offer is subject to completion of the Strategic Investment (the “Strategic Investment Condition”). This means that if the Strategic Investment Condition is not satisfied, we will not be required to complete the Offer. Proceeds from the Strategic Investment are expected to be available at least five business days prior to the Expiration Time. See Sections 5, 6 and 8. If the Strategic Investment Condition is satisfied or waived, we will promptly disclose this information and extend the Offer if and to the extent required by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following before the applicable deadline set forth below:

•

if you hold certificates in your own name, you must follow the instructions described in Section 3 “Procedures For Tendering Shares” carefully, as you will need to complete a Letter of Transmittal in accordance with the instructions contained therein and deliver it, along with the certificates representing your Shares, any required signature guarantees and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer (the “Depositary”);

•

if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (a “nominee”), you must contact the nominee and request that the nominee tender your Shares for you;

•	if you are a participant in The Depository Trust Company (“DTC”), you must tender your Shares according to the procedure for book-entry transfer described in Section 3;

•

if you are a holder of vested but unexercised stock options outstanding under the Company’s 2016 Equity Incentive Plan (the “2016 Plan”) or the Company’s 2018 Omnibus Incentive Plan (the “2018 Plan” and, together with the 2016 Plan, the “Equity Plans”), you may, subject to the requirements of the applicable Equity Plan and award agreement and other applicable agreements and policies (including ADT’s Insider Trading Policy (the “Blackout Policy”)), exercise such options and tender some or all of the shares of Common Stock issued pursuant to such exercise in the Offer. Such holders must complete the exercise of such vested stock options in accordance with the instructions set forth in the Notice to Certain Holders of Stock Options distributed to you by the Company on the date hereof. Exercises of stock options cannot be revoked even if some or all of the shares of Common Stock received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason (see Sections 3 and 11 for more information on the Equity Plans generally);

•

if you hold vested shares of Common Stock from the settlement of RSUs or performance-based restricted stock units (“PSUs”) under any of our Equity Plans, you may tender such shares of Common Stock subject to the requirements of the applicable Equity Plan and award agreement and other applicable agreements and policies (including the Blackout Policy);

•

if you hold vested shares of Common Stock underlying RSAs under any of our Equity Plans, you may tender such shares of Common Stock subject to the requirements of the applicable Equity Plan and award agreement and other applicable agreements and policies (including the Blackout Policy); or

•

if you are unable to deliver the certificates for the Shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must tender Shares pursuant to the Offer by complying with the guaranteed delivery procedures outlined in Section 3.

You may contact D.F. King & Co., Inc., which is acting as the Information Agent for the Offer (the “Information Agent”), or Morgan Stanley & Co. LLC, which is acting as the Dealer Manager for the Offer (the “Dealer Manager”) for assistance. The contact information for the Information Agent and the Dealer Manager appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested but unexercised stock options for shares of Common Stock participate in the Offer?

Options to purchase shares of Common Stock cannot be tendered in the Offer. If you hold vested but unexercised options, you may, subject to the requirements of the applicable Equity Plan and award agreement and other applicable agreements and policies (including the Blackout Policy), exercise such options and tender the shares of Common Stock received pursuant to such exercise in accordance with the Offer. You should evaluate the information included in this Offer to Purchase carefully to determine if participation would be advantageous to you based on your option exercise prices and the expiration date of your options and the provisions for pro rata purchases described in Section 1 and other considerations you may consider to be relevant. We strongly encourage optionholders to discuss the Offer with their broker and/or financial or tax advisor.

Please be advised that it is the optionholder’s responsibility to tender shares of Common Stock in the Offer to the extent such holder wishes to participate. If you elect to exercise vested options and tender shares of Common Stock issued pursuant to such exercise, you must complete the exercise of such vested options in accordance with the instructions set forth in the Notice to Certain Holders of Stock Options distributed to you by the Company on the date hereof. Exercises of options cannot be revoked even if some or all of the shares of Common Stock received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. See Section 3.

May holders of RSUs or PSUs participate in the Offer?

Holders of RSUs or PSUs existing under any of our Equity Plans may not tender the shares of Common Stock underlying such RSUs or PSUs in the Offer unless and until such RSUs or PSUs have vested and the holder thereof has received the underlying shares of Common Stock free of restrictions on the transfer of such shares of Common Stock. See Section 3.

May holders of RSAs participate in the Offer?

Holders of RSAs outstanding under any of our Equity Plans may not tender the RSAs in the Offer unless and until the RSAs vested and the holder thereof holds the shares of Common Stock underlying such RSAs free of restrictions on the transfer of such shares of Common Stock. See Section 3.

How long do I have to tender my Shares and can the Offer be extended, amended or terminated?

You may tender your Shares until the Offer expires. The Offer will expire at the end of the day on October 20, 2022, at 12:00 midnight New York City time unless we extend or terminate it (such date and time, as it may be extended or terminated, the “Expiration Time”). See Section 1. If brokers, dealers, commercial banks, trust companies or other nominees hold your Shares, it is likely that they will require you to meet an earlier deadline for tendering into the Offer. We recommend that beneficial owners holding Shares through nominees and wishing to participate in the Offer contact such nominees as soon as possible in order to determine the times by which such beneficial owners must take action in order to participate in the Offer. See Section 3.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer. If we extend the Offer, we will delay the acceptance for payment of any Shares that have been tendered, and any Shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 6 and 15.

How will I be notified if the Company extends the Offer, amends the terms of the Offer or terminates the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new expiration time by 9:00 a.m., New York City time, on the business day immediately following the last previously scheduled or announced Expiration Time. We will announce any amendment of the terms of the Offer or termination of the Offer by making a public announcement of the amendment or termination. See Section 15. If we extend the Offer, you may withdraw your Shares until the Expiration Time, as extended. See Section 4.

What are the conditions to the Offer?

Our obligation to accept for payment and pay for your tendered Shares is subject to a number of conditions, including the Strategic Investment Condition, that must be satisfied in our reasonable judgment or waived by us prior to the Expiration Time. See Section 6.

How will the Offer affect the number of Shares outstanding and the number of record holders of the Company?

The number of issued and outstanding shares of Common Stock will be the same prior to and following the Offer after giving effect to the Strategic Investment and the Offer. As of August 29, 2022, we had 857,048,818 issued and outstanding shares of Common Stock (including 9,395,298 shares of RSAs assuming attainment of the maximum level of performance) and 54,744,525 issued and outstanding shares of Class B Common Stock. The Offer will be fully subscribed as a result of the Apollo Stockholder Commitment, and no shares of Class B Common Stock will be tendered or purchased in the Offer as a result of the Google Commitment. As a result, we will purchase 133,333,333 shares of Common Stock, which would represent approximately 15% of our issued and outstanding Common Stock (assuming conversion of all issued and outstanding shares of the Class B Common Stock on a share-for-share basis into shares of Common Stock, and including RSAs assuming attainment of the maximum level of performance) as of August 29, 2022. Our shares of Common Stock outstanding as of August 29, 2022 do not include shares of Common Stock issuable upon exercise of existing stock options or vesting of existing RSUs or PSUs, or shares of Common Stock that we expect to issue in connection with the Strategic Investment. However, upon the consummation of the Strategic Investment (the completion of which is a condition to the consummation of this Offer), we will issue 133,333,333 new shares of Common Stock to State Farm, meaning the number of issued and outstanding shares of Common Stock will not change after giving effect to the Strategic Investment and the Offer.

If any of our stockholders:

•	who holds Shares in their own name as holders of record; or

•	who is a “registered holder” as a participant in the DTC system whose name appears on a security position listing,

tenders his, her or its Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2. The Offer is conditioned upon no determination having been made by us that the shares of Common Stock may be held of record by fewer than 300 persons following the consummation of the Offer. See Section 6.

Shares of Common Stock that we acquire in the Offer will be retired and be restored to the status of authorized but unissued Shares. Shares of Class B Common Stock that we acquire in the Offer will be canceled, retired and eliminated from the shares of capital stock that the Company is authorized to issue under its articles of incorporation. No shares of Class B Common Stock will be purchased in the Offer as a result of the Google Commitment.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer is conditioned upon no determination having been made by us that consummation of the Offer will cause the Company to be delisted from NYSE or the shares of Common Stock to be held of record by fewer than 300 persons, which might otherwise result in the Company ceasing to be subject to the periodic reporting requirements of the Exchange Act.

What happens if more than 133,333,333 Shares are tendered?

If more than 133,333,333 Shares are validly tendered and not validly withdrawn, we will purchase Shares as follows:

•

first, from all holders of “odd lots” of less than 100 Shares who validly tender all of their Shares, do not validly withdraw such Shares and complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

•	second, from all other stockholders who validly tender Shares and do not validly withdraw such Shares, on a pro rata basis.

The Offer will be fully subscribed as a result of the Apollo Stockholder Commitment even if no stockholders other than the Apollo Stockholder Entities elect to tender their Shares in the Offer. In the event of an over-subscription of the Offer, Shares tendered will be subject to the “odd lot” priority and proration provisions described above and, as a result, we may not purchase all of the Shares that you tender even if you validly tender them. See Section 1.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

Upon the terms and subject to the conditions of the Offer, if you own beneficially or of record fewer than 100 Shares in the aggregate, you validly tender all of these Shares, you do not withdraw such Shares before the Offer expires and you complete the section entitled “Odd Lots” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any Shares you have tendered at any time before 12:00 midnight, New York City time, at the end of the day on October 20, 2022, unless we extend the Offer, in which case you can withdraw your Shares until the expiration of the Offer as extended. If we have not accepted for payment the Shares you have tendered by 12:00 midnight, New York City time, at the end of the day on November 8, 2022, you may also withdraw such Shares at any time thereafter.

How do I withdraw Shares I previously tendered?

To withdraw tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these Shares, if different from the name of the person who tendered the Shares. Some additional requirements apply if the Share certificates to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a nominee, you must instruct that nominee to arrange for the withdrawal of your Shares.

What will happen to my Shares if they are not purchased in the Offer?

The Depositary will return unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Has the Company or its Board adopted a position on the Offer?

Our Board has approved our making the Offer. However, none of the Company, our Board, Apollo, the Dealer Manager, the Depositary or the Information Agent makes any recommendation as to whether you should tender or refrain from tendering your Shares or as to how many Shares to tender in the Offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In so doing, you should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do the directors or executive officers of the Company intend to tender their Shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders, and they each have advised us that they do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own). The Apollo Stockholder Entities (as defined herein) have agreed to tender or cause to be tendered no fewer than 133,333,333 Shares in the Offer, and have informed us of their intent to tender all of the shares of Common Stock they beneficially own in the Offer. Since, assuming closing of the transactions contemplated by the Securities Purchase Agreement, we will issue a number of new shares of Common Stock equal to the number of Shares to be purchased in the Offer to State Farm in connection with the Strategic Investment prior to the expiration of the Offer, the proportional holdings of our directors and officers will remain the same. However, our directors and executive officers may, in compliance with applicable law, sell their shares of Common Stock in open market transactions at prices that may or may not be more favorable than the Purchase Price to be paid to our stockholders in the Offer. See Section 11.

If I decide not to tender, how will the Offer affect my ownership percentage of Shares?

Since, assuming closing of the transactions contemplated by the Securities Purchase Agreement, we will issue a number of new shares of Common Stock equal to the number of Shares to be purchased in the Offer to State Farm in connection with the Strategic Investment prior to the expiration of the Offer, the number of issued and outstanding Shares will not change after giving effect to the Strategic Investment and the Offer. As a result, the proportional holdings of stockholders who choose not to tender their Shares will ultimately remain the same. See Section 2.

What is the recent market price of my Shares?

On September 9, 2022, the last trading day before the announcement of the Offer, the closing price of our shares of Common Stock on the NYSE was $8.39 per share. There is no established public trading market for shares of Class B Common Stock and Google is the only stockholder of record of such Shares. Stockholders are urged to obtain current trading prices for the Common Stock before deciding whether to tender their Shares. See Section 7.

When and how will the Company pay for the Shares I tender?

Upon the terms and subject to the conditions of the Offer, we will pay the Purchase Price, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after expiration of the Offer. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, by 9:00 a.m., New York City time, on the business day following the last previously scheduled or announced Expiration Time. We do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until after the expiration of the period for delivery of Shares tendered using the guaranteed delivery procedures. We will pay for the Shares accepted for payment by depositing the aggregate purchase price with the Depositary. The Depositary will act as your agent and will transmit to you (or to your nominee) the payment for all your Shares accepted for payment. See Section 5.

Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4 and Rule 14e-5 of the Exchange Act generally prohibit us and our affiliates from purchasing any Shares, other than pursuant to the Offer, during the Offer and for the period ending ten business days after the expiration of the Offer.

The Company has no present plans to repurchase Shares following the conclusion of the ten-business day period following the Expiration Time. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the Shares and limitations in the agreements governing our indebtedness, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer.

What are the U.S. federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 14), the receipt of cash from us in exchange for your Shares will be a taxable event for you for U.S. federal income tax purposes. The receipt of cash for your Shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for gain or loss treatment or (2) a distribution in respect of stock from the Company. If you are a U.S. Holder, you should complete the Internal Revenue Service (“IRS”) Form W-9 included as part of the Letter of Transmittal. Any tendering stockholder that fails to complete, sign and return to the Depositary (or other applicable withholding agent) an IRS Form W-9 included in the Letter of Transmittal (or other such IRS form as may be applicable) may be subject to U.S. backup withholding. Such withholding would be equal to 24% of the gross proceeds paid to such stockholder pursuant to the Offer. See Sections 3 and 14.

If you are a Non-U.S. Holder (as defined in Section 14), you generally will be subject to U.S. federal tax withholding at a rate of 30% on the gross payments received pursuant to the Offer, subject to reduction by an applicable treaty or an exemption for income that is effectively connected with your conduct of trade or business within the United States, as evidenced by the applicable IRS Form W-8 that you furnish to the Depositary (or other applicable withholding agent). See Sections 3 and 14.

We advise you to consult your tax advisor with respect to your particular situation.

What is the accounting treatment of the Offer?

Without giving effect to the new issuance of shares of Common Stock to State Farm in connection with the Strategic Investment, we expect the accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase (plus expenses incurred in connection with the Offer) and a reduction in cash and cash equivalents in a corresponding amount. See Section 2.

Will I have to pay brokerage commissions if I tender my Shares?

If you are the record owner of your Shares and you tender your Shares directly to the Depositary, you will not pay brokerage commissions or similar expenses. If you hold your Shares through a nominee and such nominee tenders your Shares on your behalf, that nominee may charge you a fee. You should consult with your nominee to determine whether any charges will apply. See Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

We will pay all stock transfer taxes unless payment is made to, or if Shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Who do I contact if I have questions?

If you have any questions regarding the Offer, please contact the Information Agent, toll-free at (877) 732-3619, or the Dealer Manager at (855) 483-0952. Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover page of this document. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other Offer materials from the Information Agent at the telephone numbers and address on the back cover of this Offer to Purchase.

Have there been any recent developments of which I should be aware?

On September 5, 2022, the Company entered into the Securities Purchase Agreement with State Farm relating to the issuance and sale in a private placement to State Farm of 133,333,333 newly issued shares of Common Stock for an aggregate purchase price of $1.2 billion, or $9.00 per share. After giving effect to the consummation of the Strategic Investment and the Offer, State Farm will hold approximately 15% of the issued and outstanding shares of Common Stock (assuming conversion of all shares of Class B Common Stock on a share-for-share basis into shares of Common Stock, and including RSAs assuming attainment of the maximum level of performance). The closing of the transaction contemplated by the Securities Purchase Agreement is conditioned upon certain customary closing conditions, including, among others, obtaining clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The Company expects the closing of the transaction (the “Closing”) to occur early in the fourth quarter of 2022.

Concurrently with the execution of the Securities Purchase Agreement, Prime Security Services TopCo (ML), L.P. (“TopCo ML LP”) and Prime Security Services TopCo (ML II), L.P. (“TopCo ML II LP”), which are collectively our controlling stockholder (the “Apollo Stockholder Entities”), delivered to the Company a Tender and Support Agreement (the “Apollo Stockholder Support Agreement”). TopCo ML LP is majority-owned by Prime Security Services TopCo Parent, L.P. (“Prime TopCo LP”), which is majority-owned by Apollo Investment Fund VIII, L.P. and its related funds that are directly or indirectly managed by affiliates of Apollo Global Management, Inc. (together with its subsidiaries and affiliates, “Apollo”). Under the Apollo Stockholder Commitment, the Apollo Stockholder Entities have agreed to tender or cause to be tendered (and to refrain from subsequently withdrawing) in the Offer no fewer than 133,333,333 Shares.

In addition, concurrently with the execution of the Securities Purchase Agreement, Google LLC (“Google”) delivered to the Company a Support Agreement (the “Google Support Agreement”) relating to the Google Commitment, under which Google has agreed to not, without the prior written consent of the Company, directly or indirectly, tender the Google Shares in the Offer, in any manner, or enter into any agreement, arrangement or understanding that results in the Google Shares being tendered in the Offer.

Separately, on August 31, 2022, ADT LLC and Google entered into an amendment (the “Google Commercial Agreement Amendment”) to the Commercial Agreement (as defined herein), pursuant to which Google has agreed to commit an additional $150 million in further success funds in connection with its existing partnership with the Company, which will be funded in three equal tranches and be subject to the attainment of certain milestones, to expand access for more customers to smart home innovation and technologies via new sales programs, and other related activities.

At the Closing, the Company and State Farm will enter into an Investor Rights Agreement (the “Investor Rights Agreement”). Under the terms of the Investor Rights Agreement, concurrently with the Closing, the Board will increase the size of the Board by one director and appoint a designee of State Farm reasonably acceptable to the Company (the “Investor Designee”) as a member of our Board to serve as a Class II director with a term expiring at the 2025 annual meeting of the Company’s stockholders and until his or her successor is duly elected and qualified. Paul Smith, Executive Vice President and Chief Operating Officer of State Farm Mutual Automobile Insurance Company, State Farm’s parent entity, is expected to be the initial Investor Designee. So long as State Farm and its permitted transferees collectively beneficially own shares of Common Stock equal to at least 50% of the shares of Common Stock State Farm will purchase pursuant to the Securities Purchase Agreement, State Farm will have the right to nominate one Investor Designee for election to our Board at any annual meeting of the Company’s stockholders at which the term of an Investor Designee will expire. In addition, until no Investor Designee serves as a member of the Board and State Farm has no rights (or has irrevocably waived its rights) to nominate an Investor Designee to our Board, State Farm will be obligated to vote its shares of Common Stock (a) in favor of each director recommended by our Board and (b) against any stockholder nominations for directors not recommended by our Board.

Under the terms of the Investor Rights Agreement, State Farm will also agree to be bound by customary transfer and standstill restrictions and drag-along rights, and be afforded customary registration rights with respect to the shares of Common Stock State Farm will purchase pursuant to the Securities Purchase Agreement. In particular, under the terms of the Investor Rights Agreement, State Farm (a) will be prohibited, subject to certain customary exceptions, from transferring any of the shares of Common Stock State Farm will purchase pursuant to the Securities Purchase Agreement until the earlier of (i) the three-year anniversary of the Closing and (ii) the date on which the Development Agreement has been validly terminated, other than in the event of termination by the Company for a material breach thereof by State Farm, and (b) will be subject to certain standstill restrictions, including that State Farm will be restricted from acquiring additional equity securities of the Company if such acquisition would result in State Farm (and its affiliates) acquiring beneficial ownership in excess of 18% of the issued and outstanding Common Stock (assuming conversion of all issued and outstanding shares of Class B Common Stock, on a share-for-share basis into shares of Common Stock), until five (5) days after the date that no Investor Designee serves on our Board and State Farm has no rights (or has irrevocably waived its right) to nominate an Investor Designee to our Board. Notwithstanding the standstill restrictions describe above, State Farm will not be restricted from acquiring shares of Common Stock or other equity securities of the Company from Prime TopCo LP and its affiliates so long as State Farm and its affiliates would not beneficially own in excess of 25% of the issued and outstanding Common Stock (assuming conversion of all issued and outstanding shares of Class B Common Stock, on a share-for-share basis into shares of Common Stock), as a result of such acquisition, subject to certain exceptions.

In addition, under the terms of the Investor Rights Agreement, in the event that the Company proposes to issue and sell shares of Common Stock, Class B Common Stock or other equity securities of the Company to certain homeowners’ insurance and reinsurance companies, State Farm will have a right of first refusal with respect to such proposed issuance and sale on the same terms and conditions (the “ROFR”). The ROFR will terminate upon the earliest to occur of (a) State Farm and its permitted transferees no longer collectively owning shares of Common Stock equal to at least 50% of the shares of Common Stock issued to State Farm pursuant to the Securities Purchase Agreement, (b) the termination of the Development Agreement by the Company for a material breach by State Farm and (c) to the extent that the Development Agreement does not remain in effect on such date, the five (5) year anniversary of the Closing.

In addition, pursuant to the Securities Purchase Agreement, at the Closing, the Company, ADT LLC and State Farm will enter into the Development Agreement, pursuant to which State Farm will commit up to $300 million to an opportunity fund that will fund product and technology innovation, customer growth and marketing.

The foregoing descriptions of the Securities Purchase Agreement, the Apollo Stockholder Support Agreement, the Google Support Agreement, the Google Commercial Agreement Amendment, the Investor Rights Agreement and the Development Agreement do not purport to be complete and, in the case of the Securities Purchase Agreement, the Investor Rights Agreement, the Apollo Stockholder Agreement and the Google Support Agreement are qualified in their entirety by reference to the full text of such agreements which have been filed as exhibits to the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (the “SEC”) in relation to the Offer and are incorporated by reference herein.

Will I be entitled to the dividend payable on October 4, 2022 if I tender my Shares?

Our Board declared a dividend of $0.035 per share to holders of record on September 15, 2022, which is payable on October 4, 2022. A holder of record of Shares on September 15, 2022 will continue to be entitled to receive the dividend payable on October 4, 2022 in respect of such Shares regardless of whether such Shares are tendered in the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements and therefore is subject to risks and uncertainties. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking”. These forward-looking statements relate to the strategic investment by and long-term partnership with State Farm; anticipated financial performance; management’s plans and objectives for future operations; the successful development, commercialization, and timing of new or joint products; expected timing of product commercialization with State Farm or any changes thereto; the current or future market size for existing, new or joint products; any stated or implied outcomes with respect to the foregoing; and other matters. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “aims,” “envisions,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “objectives,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. The Company cautions that these statements are subject to risks and uncertainties, many of which are outside of the Company’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, factors relating to:

•

the achievement of the potential benefits of the strategic investment by and long-term partnership with State Farm, including as a result of restrictions on, or required prior regulatory approval of, various actions by regulated insurers;

•	risks and uncertainties related to our ability to successfully generate profitable revenue from new and existing partnerships;

•	our ability to successfully commercialize any joint offerings with State Farm;

•	our ability to successfully utilize the incremental funding received from Google;

•	our ability to continuously and successfully commercialize innovative offerings;

•	the number of Shares tendered in the Offer;

•

the price and time at which we may make any additional Share repurchases following completion of the Offer, the number of Shares acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases;

•	our ability to keep pace with rapid technological changes, including the development of our next-generation platform, and industry changes;

•	the impact of the COVID-19 pandemic on our employees, our customers, our suppliers and our ability to carry on our normal operations;

•	the impact of supply chain disruptions;

•	our ability to maintain and grow our existing customer base;

•

our ability to sell our products and services or launch new products and services in highly competitive markets, including the home security and automation market, the commercial fire and security markets, and the solar market, and to achieve market acceptance with acceptable margins;

•	our ability to successfully upgrade obsolete equipment installed at our customers’ premises in an efficient and cost-effective manner;

•

changes in law, economic and financial conditions, including tax law changes, changes to privacy requirements, changes to telemarketing, email marketing and similar consumer protection laws, interest volatility, and trade tariffs and restrictions applicable to the products we sell;

•	any material change to the valuation allowances we take with respect to our deferred tax assets;

•	the impact of potential information technology, cybersecurity or data security breaches;

•	our dependence on third-party providers, suppliers, and dealers to enable us to produce and distribute our products and services in a cost-effective manner that protects our brand;

•

our ability to successfully implement an equipment ownership model that best satisfies the needs of our customers and to successfully implement and maintain our receivables securitization financing agreement or similar arrangements;

•	our ability to successfully pursue alternate business opportunities and strategies;

•	our ability to integrate various companies we have acquired in an efficient and cost-effective manner;

•	the amount and timing of our cash flows and earnings, which may be impacted by customer, competitive, supplier and other dynamics and conditions; and

•	our ability to maintain or improve margins through business efficiencies.

Additional information concerning these and other factors can be found in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. Any forward-looking statement made in this communication speaks only as of the date on which it is made. Except as may otherwise be required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by this cautionary statement. You should read carefully the factors described herein under Section 2, “Purpose of the Offer; Certain Effects of the Offer” and in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and any subsequent quarterly reports on Form 10-Q.

THE OFFER

1.	Number of Shares; Purchase Price; Proration

General. Upon the terms and subject to the conditions of the Offer, we will purchase up to 133,333,333 Shares at a price of $9.00 per Share, less any applicable withholding taxes and without interest, which represents $1.2 billion.

The term “Expiration Time” means 12:00 midnight, New York City time, at the end of the day on October 20, 2022, unless we extend or terminate the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended or terminated by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

If the Strategic Investment Condition is satisfied or waived, we will promptly disclose this information and, if necessary, extend the Offer so that it remains open for at least five (5) business days (or to the extent otherwise required by Rule 13e-4 under the Exchange Act). In addition, if we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer if and to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is subject to other conditions, including the Strategic Investment Condition. See Section 6.

Shares properly tendered in the Offer and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority and proration provisions as described in this Offer to Purchase. The proration period and, except as described herein, the withdrawal rights expire at the Expiration Time. All Shares tendered and not purchased under the Offer, including Shares not purchased because of the “odd lot” priority or proration provisions, will be returned to the tendering stockholders or, in the case of Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 133,333,333 Shares have been validly tendered and not validly withdrawn, we will, subject to applicable law, purchase such Shares validly tendered and not validly withdrawn on the basis set forth below:

•	first, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

•

tenders all Shares owned beneficially or of record and does not validly withdraw such Shares (tenders of less than all of the Shares owned by the Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

•	second, we will purchase all other Shares validly tendered (and not validly withdrawn) on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered and the Apollo Stockholder Commitment, if any stockholders other than the Apollo Stockholder Entities tender their Shares, Shares tendered will be subject to the “odd lot” priority and proration as described above. As a result, all of the Shares that a stockholder tenders in the Offer may not be purchased.

Odd Lots. The term “Odd Lots” means all Shares validly tendered prior to the Expiration Time and not withdrawn by any person who owned beneficially or of record a total of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this Odd Lot preference, an Odd Lot Holder must tender all Shares owned by such Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in the Odd Lot Holder’s name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares on a securities exchange. Any Odd Lot Holder wishing to tender all of such Odd Lot Holder’s Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional Shares, proration for each stockholder tendering Shares, other than Odd Lot Holders, will be based on the ratio of the number of Shares validly tendered and not validly withdrawn by the stockholder to the total number of Shares validly tendered and not validly withdrawn by all stockholders, other than Odd Lot Holders. Because of the difficulty in determining the number of Shares validly tendered and not validly withdrawn, and because of the odd lot procedure described above, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until after the expiration of the period for delivery of Shares tendered using the guaranteed delivery procedures. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, “Material U.S. Federal Income Tax Consequences”, the number of Shares that we will purchase from a stockholder in the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. The Letter of Transmittal affords tendering stockholders the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer. We intend to purchase up to 133,333,333 Shares in the Offer, representing an aggregate purchase price $1.2 billion. As of August 29, 2022, we had 911,793,343 issued and outstanding shares of Common Stock (assuming conversion of all shares of Class B Common Stock on a share-for-share basis into shares of Common Stock, and including RSAs assuming attainment of the maximum level of performance). The Offer will be fully subscribed as a result of the Apollo Stockholder Commitment, and no shares of Class B Common Stock will be tendered or purchased in the Offer as a result of the Google Commitment. As a result, we will purchase 133,333,333 shares of Common Stock, which would represent approximately 15% of our issued and outstanding Common Stock (assuming conversion of all issued and outstanding shares of the Class B Common Stock on a share-for-share basis into shares of Common Stock, and including RSAs assuming attainment of the maximum level of performance) as of August 29, 2022. Our shares of Common Stock outstanding as of August 29, 2022 do not include shares of Common Stock issuable upon exercise of existing stock options or vesting of existing RSUs or PSUs, or shares of Common Stock that we expect to issue in connection with the Strategic Investment. However, upon the consummation of the Strategic Investment (the completion of which is a condition to the consummation of this Offer), we will issue 133,333,333 new shares of Common Stock to State Farm, meaning the number of issued and outstanding shares of Common Stock will not change after giving effect to the Strategic Investment and the Offer.

The Offer will allow the Company to use the proceeds from the Strategic Investment as contemplated by the Securities Purchase Agreement to provide our stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares and thereby receive a return of capital (subject to the “odd lot” priority and proration provisions described in this Offer to Purchase). Further, the Offer will effectively eliminate any dilution that would otherwise result from the Strategic Investment and will allow stockholders who elect not to tender into the Offer the opportunity to continue participating on the same basis in the Company’s future performance, including the potential impact of the Strategic Investment and the Development Agreement.

Our Board has approved our making the Offer. However, none of the Company, our Board, Apollo, the Dealer Manager, the Depositary or the Information Agent makes any recommendation as to whether you should tender or refrain from tendering your Shares or as to how many Shares to tender in the Offer. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. You should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including information regarding the purposes and effects of the Offer. You should discuss whether to tender your Shares with your tax advisor, financial advisor and/or broker.

Potential Benefits of the Offer. Our Board believes that the Strategic Investment and the transactions contemplated by the Development Agreement will create a comprehensive solution across home and mobile safety to help customers recover from unexpected risks with proactive safety and security. Our Board also believes that the Offer provides our stockholders with benefits that include the following:

•

The Offer provides our stockholders with an opportunity to tender their Shares and thereby receive a return of capital if they so elect, subject to the “odd lot” priority and proration provisions, without potential disruption to the Share price and the usual transaction costs associated with market sales.

•

Stockholders who elect not to tender in the Offer will continue participating on the same basis in the Company’s future performance, including the potential impact of the Strategic Investment and the Development Agreement.

Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to the Company and stockholders who choose not to tender their Shares, including the following:

•

We expect to consummate the Strategic Investment and use the proceeds as the source of funds to purchase Shares in the Offer. We expect to use available cash to pay the fees and expenses incurred in connection with the Offer. As of June 30, 2022, we had cash and cash equivalents in the amount of $43.6 million.

•

Assuming that the Offer is subject to proration (as expected due to the Apollo Stockholder Commitment), the Offer will reduce our “public float,” which is the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets, and may reduce the number of our stockholders. These reductions may reduce the volume of trading in our Shares and may result in lower stock prices and reduced liquidity in the trading of our Shares following completion of the Offer. As of August 29, 2022, we had 857,048,818 issued and outstanding shares of Common Stock (including 9,395,298 shares of RSAs assuming attainment of the maximum level of performance) and 54,744,525 issued and outstanding shares of Class B Common Stock. The Offer will be fully subscribed as a result of the Apollo Stockholder Commitment, and no shares of Class B Common Stock will be tendered or purchased in the Offer as a result of the Google Commitment. As a result, we will purchase 133,333,333 shares of Common Stock, which would represent approximately 15% of our issued and outstanding Common Stock (assuming conversion of all issued and outstanding shares of the Class B Common Stock on a share-for-share basis into shares of Common Stock, and including RSAs assuming attainment of the maximum level of performance) as of August 29, 2022. Our shares of Common Stock outstanding as of August 29, 2022 do not include shares of Common Stock issuable upon exercise of existing stock options or vesting of existing RSUs or PSUs, or shares of Common Stock that we expect to issue in connection with the Strategic Investment.

Although non-tendering stockholders would typically realize a proportionate increase in their relative ownership interest in ADT, any such potential increase in ownership will be offset by the issuance of newly issued shares of Common Stock to State Farm in connection with the Strategic Investment. In addition, there can be no assurance that we will not issue additional Shares in the future which could have the effect of decreasing the relative ownership interests of such non-tendering stockholders.

Furthermore, the Offer will be fully subscribed as a result of the Apollo Stockholder Commitment even if no stockholders other than the Apollo Stockholder Entities elect to tender their Shares in the Offer. In the event of an over-subscription of the Offer, Shares tendered will be subject to the “odd lot” priority and proration provisions described in this Offer to Purchase and, as a result, all of the Shares tendered may not be purchased.

Certain Effects of the Offer. After the Strategic Investment and the Offer are completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will provide us with adequate financial resources. Based on the published guidelines of the NYSE and the conditions of the Offer, we believe that our purchase of up to 133,333,333 Shares pursuant to the Offer will not result in delisting of the remaining

Shares on the NYSE. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon our having determined that the consummation of the Offer will not cause the shares of Common Stock to be delisted from the NYSE or held of record by fewer than 300 persons. See Section 6.

Shares of Common Stock that we acquire in the Offer will be retired and be restored to the status of authorized but unissued Shares. Shares of Class B Common Stock that we acquire in the Offer will be canceled, retired and eliminated from the shares of capital stock that the Company is authorized to issue under its articles of incorporation. No shares of Class B Common Stock will be purchased in the Offer as a result of the Google Commitment. We have no current plans for the reissuance of Shares purchased in the Offer. However, assuming the closing of the transactions contemplated by the Securities Purchase Agreement, we will issue a number of new Shares to State Farm in connection with the Strategic Investment equal to 133,333,333 Shares prior to the expiration of the Offer.

Stockholders who do not tender may be able to sell their non-tendered Shares in the future on the NYSE or otherwise at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.

Our shares of Common Stock are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Without giving effect to the new issuance of shares of Common Stock to State Farm in connection with the Strategic Investment, we expect the accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase (plus expenses incurred in connection with the Offer) and a reduction in cash and cash equivalents in a corresponding amount.

Strategic Investment and Related Matters. On September 5, 2022, the Company entered into the Securities Purchase Agreement with State Farm relating to the issuance and sale in a private placement to State Farm of 133,333,333 newly issued shares of Common Stock for an aggregate purchase price of $1.2 billion, or $9.00 per share. After giving effect to the consummation of the Strategic Investment and the Offer, State Farm will hold approximately 15% of the issued and outstanding shares of Common Stock (assuming conversion of all shares of Class B Common Stock on a share-for-share basis into shares of Common Stock, and including RSAs assuming attainment of the maximum level of performance). The closing of the transaction contemplated by the Securities Purchase Agreement is conditioned upon certain customary closing conditions, including, among others, obtaining clearance under the HSR Act. The Company expects the closing of the transaction to occur early in the fourth quarter of 2022. The Securities Purchase Agreement has been filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC in relation to the Offer. See “Summary Term Sheet— Have there been any recent developments of which I should be aware?” for more information on the Strategic Investment, Securities Purchase Agreement and other related arrangements and agreements, which is incorporated by reference herein.

Other Plans. Except as disclosed in this Offer to Purchase, including in connection with the Strategic Investment and related changes to the Board as well as the Apollo Stockholder Commitment, each of ADT and the Apollo Group (as defined herein) currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•

any change in our present Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ADT, or the disposition by any person of securities of ADT; or

•

any changes in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of ADT.

Although we do not currently have any plans, other than as described in this Offer to Purchase, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing stockholder value and we may undertake or plan actions that relate to or could result in one or more of these events.

3.	Procedures for Tendering Shares

Valid Tender. For a stockholder to make a valid tender of Shares under the Offer, (i) the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Time:

•

a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “Book-Entry Transfer” below) and any other required documents; and

•

either certificates representing the tendered Shares or, in the case of tendered Shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below); or

(ii) the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

The valid tender of Shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Stockholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact such nominee in order to tender their Shares. It is likely that the nominee will establish an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Stockholders who hold Shares through a nominee are urged to consult such nominees to determine their applicable deadline and whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their Shares and also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Procedures for Stock Options. Holders of vested but unexercised stock options may exercise such options in accordance with the terms and requirements of the applicable Equity Plan and award agreement and, subject to the requirements of the applicable agreements and policies (including the Blackout Policy), tender the shares of Common Stock received pursuant to such exercise in accordance with the Offer. See “Valid Tender” above. Holders of vested but unexercised options should evaluate the information included in this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their option exercise prices, the date of their option grants, the years left to exercise their options, the tender price and the provisions for pro rata purchases by us described in Section 1 and other considerations you may consider to be relevant. Please be advised that it is the optionholder’s responsibility to tender shares of Common Stock in the Offer to the extent such holder wants to participate. If you elect to exercise vested options and tender shares of Common Stock issued pursuant to such exercise, you must complete the exercise of such vested options in accordance with the instructions set forth in the Notice to Certain Holders of Stock Options distributed to you by the Company on the date hereof. Exercises of options cannot be revoked even if some or all of the shares of Common Stock received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. We encourage those holders to discuss the Offer with their broker and/or tax or financial advisor.

Procedures for RSUs and PSUs. Holders of RSUs or PSUs under any of our Equity Plans may not tender the shares of Common Stock underlying such RSUs or PSUs in the Offer unless and until such RSUs or PSUs have vested and the holder thereof has received the underlying shares of Common Stock free of restrictions on the transfer of such shares of Common Stock. Once the RSUs or PSUs have vested, and you have received the underlying shares of Common Stock free of restrictions on the transfer of such shares of Commons Stock, you may, subject to the requirements of the applicable agreements and policies (including the Blackout Policy), tender some or all of such shares of Common Stock in the Offer, subject to the terms and conditions of the Offer.

Procedures for RSAs. Holders of RSA under any of our Equity Plans may not tender the RSAs in the Offer unless and until such RSAs have vested and the holder holds the shares of Common Stock underlying such RSAs free of restrictions on the transfer of such shares of Common Stock. Once RSAs have vested, and you hold shares of Common Stock free of restrictions on the transfer of such shares of Common Stock, you may, subject to the requirements of the applicable agreements and policies (including the Blackout Policy), tender some or all of such shares of Common Stock in the Offer, subject to the terms and conditions of the Offer.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the Shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Shares by causing the book-entry transfer facility to transfer those Shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, a Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an agent’s message and all other required documents, must in any case be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at the book-entry transfer facility is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering Shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Letters of Transmittal must be received in the office of the Depositary by the Expiration Time. Delivery of these documents to the Depositary’s P.O. Box on or after October 21, 2022 does not constitute receipt by the Depositary. Guaranteed deliveries will be accepted via fax until the Expiration Time. Timeliness of receipt of all documents shall be determined by the Depositary in its sole discretion.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for Shares if:

•

the “registered holder(s)” of those Shares sign(s) the Letter of Transmittal and has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal; or

•	those Shares are tendered for the account of an “eligible institution.”

A “registered holder” of tendered Shares will include any stockholder registered on the books of the Company’s transfer agent, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the (i) Security Transfer Agents Medallion Program, (ii) the New York Stock Exchange Medallion Signature Program and (iii) the Stock Exchanges Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an “eligible institution.” If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid.

In all cases, payment for Shares tendered and accepted for payment in the Offer will be made only after timely receipt by the Depositary of certificates for the Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), or an agent’s message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender Shares under the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an “eligible institution;”

•	a properly completed and duly executed Notice of Guaranteed Delivery, in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

•

the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two trading days after the date of execution and delivery of that Notice of

Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, or an agent’s message, and (2) all other required documents.

For these purposes, a “trading day” is any day on which the NYSE is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an “eligible institution” in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. The Depositary will return unpurchased Shares promptly after the expiration of the Offer or the valid withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholders’ Representations and Warranties; Tender Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering them to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares (“Equivalent Securities”) that are equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (b) such tender of Shares complies with Rule 14e-4.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right.

Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be reasonably necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid for Shares and the validity, form, eligibility (including time of receipt) and acceptance for payment of any Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities relating thereto have been cured or waived. None of the Company, the Dealer Manager, the Depositary or the Information Agent will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction.

U.S. Federal Income Tax Backup Withholding; Information Reporting. If you are a U.S. Holder, you may be subject to certain information reporting requirements (unless you are a corporation or other exempt recipient). Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a stockholder in the Offer must be withheld and remitted to the IRS unless the stockholder provides its taxpayer identification number (employer identification number or social security number), generally in the form of a properly completed and executed IRS Form W-9 to the Depositary (or other applicable withholding agent), and certifies under penalties of perjury that such number is correct, or such stockholder otherwise establishes an exemption. If the Depositary (or other applicable withholding agent) is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may also be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Depositary (or other applicable withholding agent) that the stockholder is not subject to backup withholding. Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or claim a refund of such amounts if they timely provide certain required information to the IRS.

Certain stockholders (including, among others, most corporations and certain Non-U.S. Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or W-8BEN-E, as appropriate, or other applicable IRS Form W-8 (or a suitable substitute form), signed under penalties of perjury, attesting to that stockholder’s exempt status. The applicable form can be obtained from the Depositary at the address and telephone number set forth on the back cover page of this Offer to Purchase.

In addition, the Depositary (or other applicable withholding agent) may be required to report to the IRS the payment of the Offer proceeds to non-exempt stockholders.

Stockholders are advised to consult their tax advisors regarding information reporting and possible qualifications for exemption from backup withholding and the procedure for obtaining any applicable exemption.

Withholding for Non-U.S. Holders. Because we may not know the extent to which a payment made pursuant to the Offer is a dividend for U.S. federal income tax purposes at the time it is made, the Depositary (or other applicable withholding agent) generally will presume, for withholding purposes, that the entire amount received by a Non-U.S. Holder participating in the Offer is a dividend distribution from us. Accordingly, even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, the Depositary (or other applicable withholding agent) generally will withhold U.S. federal income taxes equal to 30% of the gross payments payable to such Non-U.S. Holder, unless the Depositary (or other applicable withholding agent) determines that a reduced rate of or an exemption from withholding is available under an applicable income tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly executed IRS Form W-8BEN or W-8BEN-E, as appropriate (or a suitable substitute form) before payment is made, certifying that the Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable tax treaty and that it is not subject to withholding under the provisions commonly referred to as “FATCA”. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly executed IRS Form W-8ECI (or a suitable substitute form) before payment is made. A Non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or a suitable substitute form) generally will be required to file a U.S. federal income tax return and, subject to any applicable tax treaty, generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a U.S. Holder. Additionally, in the case of a foreign corporation, such income may be subject to a branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary (or other applicable withholding agent) will determine a stockholder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or an exemption from, withholding by reference to valid certificates or statements concerning eligibility for a reduced rate of, or an exemption from, withholding (e.g., IRS Form W-8BEN or W-8BEN-E, as appropriate (or a suitable substitute form) or IRS Form W-8ECI (or a suitable substitute form)) received from the Non-U.S. Holder unless facts and circumstances indicate that reliance is not warranted.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” test described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due and the requisite information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends by U.S. corporations to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the U.S. and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Any amounts withheld under FATCA may be credited against the 30% withholding tax discussed in the preceding two paragraphs.

As described above under “Withholding for Non-U.S. Holders”, the applicable withholding agent generally will treat the entire amount payable to a Non-U.S. Holder as a dividend distribution from us. Accordingly, such withholding agent generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder, unless such Non-U.S. Holder provides to the applicable withholding agent a validly completed and executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or a suitable substitute form) demonstrating that FATCA withholding is not warranted. If the applicable withholding agent withholds tax under FATCA, it will not also withhold the 30% U.S. federal income tax described under “Withholding for Non-U.S. Holders” above. Non-U.S. Holders are urged to consult with their tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances.

Non-U.S. Holders are advised to consult their tax advisors regarding the application of U.S. federal income tax withholding and information reporting, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

For further discussion of U.S. federal income tax consequences to tendering stockholders, see Section 14.

Lost Certificates. If the Share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary at (877) 248-6417 (toll-free in the United States and Canada) or (718) 921-8317 (outside the United States and Canada). The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.	Withdrawal Rights

You may withdraw Shares that you have previously tendered under the Offer at any time prior to the Expiration Time. You may also withdraw your previously tendered Shares at any time after 12:00 midnight, New York City time, at the end of the day on October 20, 2022, unless such Shares have already been accepted for payment by us as provided in the Offer. Except as this Section 4 otherwise provides, tenders of Shares are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an “eligible institution” has tendered those Shares, an “eligible institution” must guarantee the signatures on the notice of withdrawal.

If Shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of the Company, the Dealer Manager, the Depositary or the Information Agent will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay for, and thereby purchase, up to 133,333,333 Shares validly tendered and not validly withdrawn.

For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority and proration provisions of the Offer, Shares that are validly tendered and not withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per Share Purchase Price for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, but only after timely receipt by the Depositary of:

•	certificates for Shares, or a timely book-entry confirmation of the deposit of Shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an agent’s message; and

•	any other required documents.

We will pay for Shares purchased by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders. We will be deemed to have purchased Shares under the Offer following the last to occur of (i) acceptance for payment, (ii) final determination of the proration factor and (iii) deposit of the aggregate purchase price for the Shares.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until after the expiration of the period for delivery of Shares tendered using the guaranteed delivery procedures.

All Shares tendered and not purchased, including Shares not purchased due to proration, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, including by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering stockholder that fails to complete fully, sign and return to the Depositary (or other applicable withholding agent) an IRS Form W-9 included as part of the Letter of Transmittal (or an IRS Form W-8BEN, W-8BEN-E, or other applicable IRS Form W-8, if the tendering stockholder is a Non-U.S. Holder), may be subject to required U.S. federal income tax backup withholding of 24% of the gross proceeds paid to the stockholder paid pursuant to the Offer. See Section 3. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the procedures for obtaining a refund from the IRS.

6.	Conditions of the Offer

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions, including the Strategic Investment Condition, as described below.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or at the Expiration Time any of the following events occur (or shall have been reasonably determined by us to have occurred):

•	the failure to satisfy the Strategic Investment Condition;

•

there has been enacted, issued or promulgated any law or order by any government or governmental, regulatory or administrative agency, authority or tribunal of competent and applicable jurisdiction that:

•	makes illegal, or which has the effect of prohibiting or otherwise preventing, the making of the Offer or the acquisition by us of some or all of the Shares pursuant to the Offer; or

•

makes illegal the purchase of, or payment of, some or all of the Shares pursuant to the Offer or has the effect of prohibiting or preventing our ability to accept for payment or pay for some or all of the Shares;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been enacted, entered, promulgated or enforced in respect of the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority of competent and applicable jurisdiction, domestic or foreign, which prevents or prohibits the consummation of the Offer; or

•	we shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from the NYSE or held of record by fewer than 300 persons.

If the Strategic Investment Condition is satisfied or waived, we will promptly disclose this information and, if necessary, extend the Offer so that it remains open for at least five business days (or to the extent otherwise required by Rule 13e-4 under the Exchange Act). The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time.

However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time on or prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

7.	Price Range of the Shares; Dividends

Shares of the Common Stock are listed for trading on the NYSE under the symbol “ADT.” There is no established public trading market for shares of Class B Common Stock, and Google is the only stockholder of record of such Shares. The following table sets forth, for each of the periods indicated, the high and low closing prices per share of Common Stock as reported on the NYSE.

	High	Low
Fiscal Year 2020
First Quarter	$7.57	$3.72
Second Quarter	8.53	4.09
Third Quarter	13.48	7.40
Fourth Quarter	8.69	6.59
Fiscal Year 2021
First Quarter	10.25	6.87
Second Quarter	11.63	8.46
Third Quarter	10.89	7.91
Fourth Quarter	10.09	7.96
Fiscal Year 2022
First Quarter	8.64	6.97
Second Quarter	7.74	6.15
Third Quarter (through September 9, 2022)	8.41	6.29

On September 9, 2022, the last trading day before the announcement of the Offer, the closing price of our shares of Common Stock on the NYSE was $8.39 per share. There is no established public trading market for shares of Class B Common Stock, and Google is the only stockholder of record of such Shares. We urge stockholders to obtain a current market price for the Common Stock before deciding whether to tender their Shares.

Historically, dividends have been declared and paid on a quarterly basis. On each of August 4, 2022, May 5, 2022 and March 1, 2022, our Board declared a dividend of $0.035 per share to holders of record on September 15, 2022, June 16, 2022 and March 17, 2022, respectively, which will be or was, as applicable, distributed on October 4, 2022, July 5, 2022 and April 4, 2022, respectively. A holder of record of Shares on September 15, 2022 will continue to be entitled to receive the dividend payable on October 4, 2022 in respect of such Shares regardless of whether such Shares are tendered into the Offer. During 2021, our Board declared aggregate dividends of $0.14 per share on the Common Stock (totaling $111 million) and $0.14 per share on the Class B Common Stock (totaling $8 million). During 2020, our Board declared aggregate dividends of $0.14 per share on the Common Stock (totaling $108 million) and $0.07 per share on the Class B Common Stock (totaling $4 million).

While we anticipate maintaining sufficient liquidity and capital resources to continue having the ability to return capital to our stockholders in the form of a regular quarterly dividend, there can be no assurance that we will continue to pay a regular quarterly dividend in the future. Stockholders are entitled to receive dividends when, as, and if declared by our Board out of funds legally available for that purpose.

8.	Source and Amount of Funds

The Offer will be fully subscribed as a result of the Apollo Stockholder Commitment, and no shares of Class B Common Stock will be tendered or purchased in the Offer as a result of the Google Commitment. As a result, the aggregate purchase price for the Shares purchased in the Offer will be $1.2 billion. We expect to fund the purchase of Shares in the Offer with the proceeds of the Strategic Investment and to pay the fees and expenses in connection with the Offer with available cash. The closing of the transaction contemplated by the Securities Purchase Agreement is conditioned upon certain customary closing conditions, including, among others, obtaining clearance under the HSR Act. See Section 2. The Strategic Investment Condition is one of the conditions to the Offer described in Section 6. We do not currently have any alternative financing arrangements or plans that would fund the purchase of Shares in the Offer in the event the proceeds of the Strategic Investment are not available. As of June 30, 2022, the Company had cash and cash equivalents in the amount of $43.6 million.

9.	Certain Financial Information

Historical Financial Information. The Company incorporates by reference the financial statements and notes thereto included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2021 and Item 1 of our Quarterly Report on Form 10-Q for the six months ended June 30, 2022. You should refer to Section 10 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Summary of Historical Consolidated Financial Data. The following table sets forth summary data from our consolidated balance sheets and our consolidated statements of operations as of and for the six months ended June 30, 2022 and June 30, 2021 and the years ended December 31, 2021 and December 31, 2020. Year-end financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2021. Data as of and for the six months ended June 30, 2022 and June 30, 2021 is derived from, and should be read in conjunction with, our unaudited consolidated financial statements and related notes filed as part of our Quarterly Report on Form 10-Q for the six months ended June 30, 2022 and June 30, 2021. The interim financial information included herein is unaudited, but in the opinion of management, such financial information includes all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Company’s financial results for the interim periods presented. The interim results included herein should not be taken as indicative of results that may be expected for future interim periods or the full year.

	Six Months Ended June 30,		Years Ended December 31,
(in thousands, except per share data)	2022	2021(a)	2021(a)	2020(b)(c)(d)
Statement of operations data:
Total revenue	$3,145,777	$2,609,121	$5,307,111	$5,314,787
Operating income (loss)	$286,557	$(18,259)	$15,278	$40,640
Net income (loss)	$143,162	$(173,744)	$(340,820)	$(632,193)

Net income (loss) per share — basic:
Common stock	$0.16	$(0.21)	$(0.41)	$(0.82)
Class B common stock	$0.16	$(0.21)	$(0.41)	$(0.72)

Weighted-average shares outstanding — basic:
Common stock	846,048	764,322	770,620	760,483
Class B common stock	54,745	54,745	54,745	15,855

Net income (loss) per share — diluted:
Common stock	$0.15	$(0.21)	$(0.41)	$(0.82)
Class B common stock	$0.15	$(0.21)	$(0.41)	$(0.74)

Weighted-average shares outstanding — diluted:
Common stock	911,005	764,322	770,620	760,483
Class B common stock	54,745	54,745	54,745	17,944

Dividends declared per share
Common stock	$0.07	$0.07	$0.14	$0.14
Class B common stock	$0.07	$0.07	$0.14	$0.07

Balance sheet data (at period end):
Cash and cash equivalents	$43,609	$150,439	$24,453	$204,998
Total assets	$17,315,138	$16,075,886	$16,894,351	$16,116,936
Total debt	$9,842,930	$9,561,972	$9,692,690	$9,492,544
Total liabilities	$13,935,739	$13,221,264	$13,645,632	$13,077,600
Total stockholders’ equity	$3,379,399	$2,854,622	$3,248,719	$3,039,336

(a)	During December 2021, we completed the acquisition of Compass Solar Group, LLC.
(b)

During 2020, operating income (loss) and net income (loss) include a loss of $81 million associated with a settlement of a pre-existing relationship in connection with the acquisition of Defender Holdings, Inc.

(c)	During September 2020, we sold and issued 55 million shares of Class B Common Stock to Google for $450 million.
(d)	During 2020, net loss included loss on extinguishment of debt of approximately $120 million due to various financing transactions throughout the year.

10.	Certain Information Concerning ADT

ADT is a leading provider of security, interactive, and smart home solutions serving consumer, small business, and commercial customers in the United States. Since the acquisition of Compass Solar Group, LLC (now referred to as ADT Solar) in December 2021, the Company also provides residential solar and energy storage solutions. ADT provides safe, smart and sustainable solutions for people, homes and businesses. Through innovative products, partnerships and the largest network of smart home, security and rooftop solar professionals in the United States, we empower people to protect and connect what matters most. The Company primarily conducts business under the ADT brand name.

The Company was incorporated in the State of Delaware in May 2015 as a holding company with no assets or liabilities. In July 2015, the Company acquired Protection One, Inc. and ASG Intermediate Holding Corp., which were instrumental in the commencement of the Company’s operations. In May 2016, the Company acquired The ADT Security Corporation (formerly named The ADT Corporation).

The Company is controlled by Apollo through its subsidiaries — the Apollo Stockholder Entities — which are collectively the majority stockholders of the Company.

Availability of Reports and Other Information. We are subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and executive officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed the Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

The SEC maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Tender Offer Statement on Schedule TO filed with the SEC in relation to the Offer and the documents incorporated therein by reference. The information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase, other than documents that we file that are specifically incorporated herein by reference.

We also provide access to these reports on our website at www.adt.com. Information on our website is not incorporated by reference in this Offer to Purchase.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This Offer to Purchase incorporates by reference the documents listed below (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules), including the financial statements and the notes related thereto contained in those documents, that have been previously filed with the SEC. The following documents contain important information about us:

•	Annual Report on Form 10-K for the year ended December 31, 2021;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022; and

•	Current Reports on Form 8-K filed on January 14, 2022, April 8, 2022, May 27, 2022, June 16, 2022, August 17, 2022 and September 6, 2022.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address set forth above. Documents incorporated by reference are available from us without charge, excluding any exhibits. You may request a copy of these filings by contacting us as set forth below. Please be sure to include your complete name and address in your request. You can find additional information by visiting our website at www.adt.com. Information on our website is not incorporated by reference herein and does not form a part of the Offer except for the reports listed above which are also posted on our website. You should direct requests for documents to our Secretary at:

ADT Inc.

1501 Yamato Road

Boca Raton, FL 33431

Attention: Secretary

Phone: 1-561-226-2856

Email: Dsmail@ADT.com

11.	Interest of Directors, Executive Officers, Controlling Stockholders and Others; Transactions and Arrangements Concerning the Shares

As of August 29, 2022, there were 857,048,818 issued and outstanding shares of Common Stock (including 9,395,298 shares of RSAs assuming attainment of the maximum level of performance) and 54,744,525 issued and outstanding shares of Class B Common Stock. We are offering to purchase up to $1.2 billion of Shares. The Offer will be fully subscribed as a result of the Apollo Stockholder Commitment, and no shares of Class B Common Stock will be tendered or purchased in the Offer as a result of the Google Commitment. As a result, we will purchase 133,333,333 shares of Common Stock, which would represent approximately 15% of our issued and outstanding shares of Common Stock (assuming conversion of all issued and outstanding shares of Class B Common Stock, on a share-for-share basis into shares of Common Stock, and including RSAs assuming attainment of the maximum level of performance) as of August 29, 2022. Our shares of Common Stock outstanding as of August 29, 2022 do not include shares of Common Stock issuable upon exercise of outstanding options or vesting of existing RSUs or PSUs, or shares of Common Stock that we expect to issue in connection with the Strategic Investment. However, upon the consummation of the Strategic Investment (the completion of which is a condition to the consummation of this Offer), we will issue 133,333,333 new shares of Common Stock to State Farm, meaning the number of issued and outstanding shares of Common Stock will not change after giving effect to the Strategic Investment and the Offer.

As of August 29, 2022, our current directors and executive officers as a group (19 persons) beneficially owned an aggregate of 44,019,066 Shares, representing 4.83% of the total number of outstanding Shares (assuming conversion of all issued and outstanding shares of Class B Common Stock, on a share-for-share basis into shares of Common Stock, and including RSAs assuming attainment of the maximum level of performance). Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders, and they each have advised us that they do not intend to tender any Shares pursuant to the Offer (including Shares they are deemed to beneficially own). The Apollo Stockholder Entities have agreed to tender or cause to be tendered no fewer than 133,333,333 Shares in the Offer, and have informed us of their intent to tender all of the shares of Common Stock they beneficially own in the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions or otherwise, at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer.

Security Ownership by Directors, Executive Officers, Controlling Stockholders and Others

The following table sets forth, as of August 29, 2022, the aggregate number and percentage of Shares that were beneficially owned by each of our directors, executive officers, persons controlling the Company and each executive officer and director of any corporation or other person ultimately in control of the Company. The terms “control” or “controlling” as used in the foregoing shall have the meaning prescribed to them in the Exchange Act. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of Shares beneficially owned by a person and the percentage of ownership held by that person, Shares subject to options, RSAs, RSUs or PSUs or which are otherwise subject to vesting and that are currently exercisable or will become exercisable or vested within 60 days after the date hereof are deemed outstanding, while these Shares are not deemed outstanding for computing percentage ownership of any other person. Unless otherwise noted, the address of each person listed is c/o the Corporate Secretary at ADT Inc., 1501 Yamato Road, Boca Raton, FL 33431, Attention: Secretary.

	Vested Options	Common Stock Beneficially Owned	Total	Percent of Shares(1)
Name
Persons Controlling the Company
Apollo Funds (2)	—	608,927,824	608,927,824	66.78%
Executive Officers and Directors (3)
Marc E. Becker	—	—	—	*
Daniel M. Bresingham	1,775,354	1,524,353	3,299,707	*
James D. DeVries (4)	3,942,765	2,446,743	6,389,508	*
Stephanie Drescher	—	—	—	*
Tracey R. Griffin	—	56,416	56,416	*
Harriet K. Harty	—	58,058	58,058	*
Keith F. Holmes	—	62,045	62,045	*
Benjamin Honig	—	—	—	*
Marc Jones (5)	—	26,232,983	26,232,983	2.88%
William M. Lewis, Jr.	—	—	—	*
Jeffrey A. Likosar (6)	1,986,532	1,582,489	3,569,021	*
Kenneth J. Porpora	193,531	162,113	355,644	*
Eric L. Press	—	—	—	*
Reed B. Rayman	—	—	—	*
David W. Smail	445,892	182,670	628,562	*
Lee J. Solomon	—	—	—	*
Matthew E. Winter	—	55,645	55,645	*
Donald M. Young (7)	1,775,354	1,525,249	3,300,603	*
Sigal Zarmi	—	10,874	10,874	*
Directors and Executive Officers as a Group (19 persons)	10,119,428	33,899,638	44,019,066	4.83%
* Represents less than one percent of shares outstanding

(1)

Percentage of Shares beneficially owned is based on 911,793,343 shares of Common Stock, which includes 857,048,818 shares of Common Stock (including 9,395,298 shares of RSAs assuming attainment of the maximum level of performance) and 54,744,525 shares of Class B Common Stock, as converted to Common Stock on a one-to-one basis, outstanding as of August 29, 2022, which excludes shares of Common Stock (a) issuable upon exercise of existing stock options and (b) that we expect to issue in connection with the Strategic Investment.

(2)

Represents shares of our Common Stock held of record by the Apollo Stockholder Entities. Prime Security Services TopCo (ML), LLC (“Prime TopCo ML”) serves as the general partner of TopCo ML LP, and Prime Security Services TopCo (ML II), LLC (“Prime TopCo ML II”) serves as the general partner of TopCo ML II LP. Prime Security Services TopCo Parent GP, LLC (“TopCo Parent GP”) serves as the sole member of Prime TopCo ML. AP VIII Prime Security Services Holdings, L.P. (“AP VIII Prime Security LP”) serves as the sole member of TopCo Parent GP. Prime Security Services GP, LLC (“Prime GP”) serves as the general partner for AP VIII Prime Security LP and as the sole member for Prime TopCo ML II. AP VIII Prime Security Services Management, LLC (“AP VIII Prime Security Management”) is the

investment manager of AP VIII Prime Security LP and Prime GP. Apollo Management, L.P. (“Apollo Management”) is the sole member-manager of AP VIII Prime Security Management, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Marc Rowan, Scott Kleinman, and James Zelter are the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control of shares of Common Stock held of record by the Apollo Stockholder Entities. The address of the principal business office of each of TopCo ML LP, TopCo ML II LP, Prime TopCo ML, Prime TopCo ML II, TopCo Parent GP, AP VIII Prime Security LP, Prime GP, AP VIII Prime Security Management, Apollo Management, Management GP, Management Holdings and Management Holdings GP is 9 West 57th Street, New York, New York 10019. The addresses and telephone numbers of each of the foregoing entities and the executive officers and directors of each such entity (collectively, the “Apollo Group”) are 9 West 57th Street, New York, New York 10029 and (212) 515-3200.
(3)

Except for shares issuable upon exercise of options listed in the table above under the heading “Vested Options,” none of our executive officers and directors beneficially own shares of Common Stock issuable upon the vesting of RSUs or upon the exercise of options within 60 days of the date hereof.

(4)	1,036,928 shares of Common Stock are held indirectly by Bethel Ventures LLC, of which Mr. DeVries is the manager and owner.
(5)

26,232,983 shares of Common Stock are held by Orange Solar Holdco, LLC, of which Mr. Jones is the manager and a member, together with trusts affiliated with the reporting person, of Orange Solar Holdco, LLC. The reporting person disclaims beneficial ownership of the reported securities other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(6)	1,367,322 shares of Common Stock are held indirectly by JSKC LLC, of which Mr. Likosar is a manager and a member.
(7)	1,525,248.5 shares of Common Stock are held indirectly by Sweet Yourself LLC, of which Mr. Young is the manager and sole member.

Equity Plans

2018 Omnibus Incentive Plan. 2018 Omnibus Incentive Plan (the “2018 Plan”) provides for grants of various types of share-based and non-share-based incentive awards to our employees, directors, officers, consultants or advisors, including non-qualified stock options, incentive stock options, stock appreciation rights (“SARs”), RSAs, RSUs, other stock-based awards, other cash-based awards or any combination of the foregoing. The 2018 Plan as adopted by the Board, was approved by our stockholders in 2018 and was subsequently amended in 2019. Our Compensation Committee administers the 2018 Plan and has the authority to determine the terms and conditions of award granted under the 2018 Plan and to adopt, alter and repeal rules, guidelines and practices relating to the 2018 Plan.

The 2018 Plan provides that an aggregate of 87,545,456 shares of Common Stock may be issued with respect to awards granted under the 2018 Plan. No more than 87,545,456 shares of Common Stock may be issued with respect to incentive stock options under the 2018 Plan. The maximum grant date fair value of cash and equity awards that may be awarded to a non-employee director under the 2018 Plan during any one fiscal year, taken together with any cash fees paid to such non-employee director during such fiscal year, cannot exceed $400,000.

If any award granted under the 2018 Plan expires, terminates or is canceled or forfeited without being settled, vested or exercised, shares of Common Stock subject to such award will again be made available for future grants. Any shares of Common Stock that are surrendered or tendered to pay the exercise price of an award or to satisfy withholding taxes owed, or any shares reserved for issuance, but not issued, with respect to settlement of a stock appreciation right, will not again be available for grants under the 2018 Plan.

In the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other relevant change in capitalization or applicable law or circumstances, the Compensation Committee will equitably adjust any or all of the following in order to prevent dilution or enlargement of benefits under the 2018 Plan: (i) the number of shares reserved for issuance under the 2018 Plan, (ii) the number of shares covered by awards then outstanding under the 2018 Plan, (iii) the limitations on awards under the 2018 Plan, (iv) the exercise price of outstanding options or (v) such other equitable substitution or adjustments as the Compensation Committee may determine appropriate.

Unless otherwise provided in an award agreement, or any applicable employment, consulting, change in control, severance or other agreement, in the event of a change in control (as defined in the 2018 Plan), if a participant’s employment or service is terminated by us other than for cause (and other than due to death or disability) within the 12 months following a change in control, then the Compensation Committee may provide that: (i) all then-outstanding options and SARs held by such participant will become immediately exercisable as of such participant’s date of termination with respect to all of the shares subject to such option or SAR; and/or (ii) the restricted period (and any other conditions) shall expire as of such participant’s date of termination with respect to all of the then-existing shares of RSAs or RSUs held by such participant (including without limitation a waiver of any applicable performance goals); provided that with respect to any award whose vesting or exercisability is otherwise subject to the achievement of performance conditions, the portion of such award that shall become fully vested and immediately exercisable shall be based on the assumed achievement of actual or target performance as determined by the Compensation Committee and, unless otherwise determined by the Compensation Committee, prorated for the number of days elapsed from the grant date of such award through the date of termination. In addition, the Compensation Committee may in its discretion and upon at least ten days’ notice to the affected persons, cancel any outstanding award and pay the holders, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such awards based upon the price per share of our Common Stock received or to be received by other stockholders in connection with the transaction.

2016 Equity Incentive Plan. 2016 Equity Incentive Plan (the “2016 Plan”) provides for grants of various types of equity and equity-based awards to our directors, employees and consultants, including stock options, incentive stock options, RSUs, RSAs and other stock-based awards. The 2016 Plan, as adopted by the Board, was approved by our shareholders in 2016. The Executive Committee of the Board administers the 2016 Plan and has the authority to interpret the 2016 Plan and determine the terms and conditions of award granted under the 2016 Plan. Following adoption of the 2018 Plan, we no longer grant awards under the 2016 Plan.

The 2016 Plan provides that an aggregate of 25,000,000 shares of Common Stock may be issued with respect to awards granted under the 2016 Plan. If any award granted under the 2016 Plan expires, terminates or is canceled or forfeited without being settled, is repurchased, fails to vest or for any other reason is not issued or delivered under the 2016 Plan, shares of Common Stock subject to such award will again be made available for future grants.

In the event of a stock split, reverse stock split, or stock combination, stock dividend or distribution, or a conversion into or exchange for other securities as a result of a merger, consolidation or reorganization, or in connection with extraordinary cash dividends, the Executive Committee will adjust any or all of the following in order to preserve rights substantially proportionate to those existing immediately prior to such transaction or event: (i) the number of shares allocated to equity awards, (ii) the class of shares allocated to equity awards and (iii) the exercise price of outstanding options; provided that no adjustment will be made for cash dividends or the issuance to stockholders of rights to subscribe for additional shares or other securities.

Other Arrangements

Each of our executive officers is party to an employment agreement or offer letter with one of our operating subsidiaries, which sets forth the general terms and conditions of employment of each executive officer, including base salary, annual bonus opportunity, employee benefit plan participation and restrictive covenants. In addition, each of our current executive officers is entitled to certain severance payments and benefits following a termination of employment under certain circumstances as set forth in their respective employment contract or offer letter, or as otherwise covered under the ADT Inc. Severance Plan for U.S. Officers and Executives, or the ADT Corporation Change in Control Severance Plan, depending on the circumstances leading to their termination of services or employment with the Company.

Our executive officers are eligible to participate in the Annual Incentive Plan (the “AIP”), which provides for the grant of annual cash bonus awards based on the Company’s performance and, in some instances, individual performance. Pursuant to the AIP, the target bonus amounts are a percentage of the participant’s base salary, and generally range from 100% to 125% for our named executive officers. In addition, our executive officers participate in our annual long-term incentive program pursuant to which they are eligible to receive, among other awards, RSUs which generally vest based upon service in equal proportions over a three-year period.

All of our executive officers are eligible to participate in the ADT Supplemental Savings and Retirement Plan, a deferred compensation plan that permits the elective deferral of base salary and annual performance-based bonus for executives in certain career bands.

Our executive officers are also generally eligible to participate in the benefit plans that are available to substantially all of our employees, including the ADT Retirement Savings and Investment Plan, a defined contribution savings plan, medical, dental and life insurance plans and long-term disability plans, as well as discounts on the services we provide, certain relocation benefits, and limited perquisites. None of our executive officers participate in a defined benefit pension plan.

Director Compensation

Each non-employee director (other than directors who are affiliated with Apollo) receive an annual cash retainer in the amount of $100,000, paid on a quarterly basis in arrears, and an annual equity award of RSUs with a grant date fair value of approximately $100,000 and a one-year vesting term. Additional retainers in the following amounts are provided to those directors serving in the following roles: Chairman of the Audit Committee ($25,000), Chairman of the Compensation Committee ($20,000) and Chairman of the Nominating and Corporate Governance Committee ($15,000), each of which are paid in substantially equal quarterly installments in arrears. New directors who join our Board between annual meetings of our stockholders receive a pro rata portion of cash and equity compensation based on the period of time from the date of their appointment to the Board to the date of the next annual meeting of stockholders. Our directors are also eligible to participate in our employee discount program with respect to certain services we provide to our customers.

For additional information regarding all agreements, arrangements and understandings with respect to any of our securities involving any of our executive officers and directors, see our Annual Report on Form 10-K for the year ended December 31, 2021, Definitive Proxy Statement for the 2022 Annual Meeting of Stockholders, filed on April 12, 2022 and Press Release relating to the appointment of Kenneth J. Porpora as the Company’s new Executive Vice President and Chief Financial Officer, filed as Exhibit 99.1 of the Company’s Current Report on Form 8-K, filed on August 17, 2022. See Section 10, “Certain Information Concerning ADT—Availability of Reports and Other Information” for information on where you can find copies of these documents.

SunPro Investor Rights Agreement

We are party to an Investor Rights Agreement with Mr. Marc Jones, the founder of SunPro Solar Group, LLC and, currently, an Executive Vice President of the Company, and other third parties (the “SunPro Investor

Rights Agreement”), which provides for, among other things, Mr. Jones to be bound by lock-up restrictions and other transfer restrictions, drag-along rights and a right of first refusal in favor of the Company, and to be afforded certain registration rights as set forth therein.

Pursuant to certain exceptions to the transfer restrictions set forth in the SunPro Investor Rights Agreement, all of the shares held by Orange Solar Holdco Subsidiary, LLC (“Orange Holdco”), an affiliate of Mr. Jones, have been pledged to UBS AG, Stamford Branch, as collateral agent, in connection with a margin loan agreement entered into by Orange Holdco, as borrower, on December 15, 2021. The foregoing disclosure was provided by Mr. Jones, and the Company has not independently verified such information.

Google Investor Rights Agreement

During September 2020, we issued and sold 54,744,525 shares of Class B Common Stock for an aggregate purchase price of $450 million to Google in a private placement (the “Google Private Placement”) pursuant to a securities purchase agreement dated July 31, 2020 (the “Google Securities Purchase Agreement”). As of the date of closing of such transaction, Google held approximately 6.6% of the issued and outstanding shares of our Common Stock on an as-converted basis. Google is the only stockholder of record of shares of our Class B Common Stock.

In connection with the Google Private Placement, the Company and Google entered into an Investor Rights Agreement (as amended from time to time, the “Google Investor Rights Agreement”). Pursuant to the Google Investor Rights Agreement, Google agreed to be bound by customary transfer restrictions and drag-along rights, and be afforded customary registration rights with respect to shares of Class B Common Stock held directly by Google. Under the terms of the Google Investor Rights Agreement, Google is prohibited, subject to certain exceptions, from transferring any shares of Class B Common Stock or any shares of Common Stock issuable upon conversion of the Class B Common Stock beneficially owned by Google until the earlier of (i) the three-year anniversary of issuance, (ii) the date on which the Master Supply, Distribution and Marketing Agreement entered into between the Company and Google (the “Commercial Agreement”) has been terminated under certain specified circumstances, and (iii) September 30, 2022 if the Company breaches certain of its obligations under the Commercial Agreement. On August 31, 2022, ADT LLC and Google entered into the Google Commercial Agreement Amendment, pursuant to which Google has agreed to commit an additional $150 million in further success funds in connection with its existing partnership with the Company, which will be funded in three equal tranches and be subject to the attainment of certain milestones, to expand access for more customers to smart home innovation and technologies via new sales programs, and other related activities.

Stockholders Agreement

We are party to an amended and restated Stockholders Agreement (the “Stockholders Agreement”) with Prime TopCo LP, TopCo Parent GP and one of the investors in our indirect parent entities other than Apollo (the “Co-Investors”). The Stockholders Agreement gives Prime TopCo LP the right to nominate a majority of our directors as long as Prime TopCo LP and its affiliates that are beneficially owned by Apollo Global Management, Inc. (the “Apollo Entities”) beneficially own 50% or more of our outstanding Common Stock and specifies how Prime TopCo LP’s nominations rights decrease as Prime TopCo LP’s beneficial ownership of our Common Stock also decreases. Additionally, the Stockholders Agreement specifies that Prime TopCo LP has the right, but not the obligation, to nominate one additional designee to our Board, which individual will be identified to Prime TopCo LP by the Co-Investors, consistent with the requirements of the Stockholders Agreement. The Stockholders Agreement sets forth certain information rights granted to Prime TopCo LP. It also specifies that we will not take certain significant actions specified therein without the prior consent of Prime TopCo LP. Such specified actions include, but are not limited to:

•	Amendments, modifications or repeals of the Company’s or the Company’s subsidiaries’ organizational documents in a manner that adversely affects the Apollo Entities;

•

Issuances of the Company’s or the Company’s subsidiaries’ equity other than pursuant to an equity compensation plan approved by the stockholders or a majority of Prime TopCo LP’s designees on our Board, or intra-company issuances among the Company and its wholly owned subsidiaries;

•	Making any payment or declaration of any dividend or other distribution on any shares of our Common Stock or entering any recapitalization transaction whose primary purpose is to pay a dividend;

•

Merging or consolidating with or into any other entity, or transferring all or substantially all of the Company’s or the Company’s subsidiaries’ assets, taken as a whole, to another entity, or undertaking (or agreement to undertake) any transaction that would constitute a “Change in Control”, as defined in the Company’s or the Company’s subsidiaries’ credit facilities or note indentures, subject to certain exceptions;

•

Undertaking acquisitions or dispositions, with certain exceptions, in an amount exceeding $25 million in a single transaction or an aggregate amount of $50 million in any series of transactions during a calendar year, other than in the ordinary course of business with vendors, customers or suppliers;

•	Undertaking any liquidation, dissolution or winding up of the Company;

•	Incurring, with limited exceptions, financial indebtedness in a single or a series of related transactions aggregating to more than $25 million;

•	Hiring or terminating any executive officer of the Company or designating any new executive officer of the Company;

•	Effecting any material change in the nature of our business; or

•	Changing the size of our Board.

The Stockholder Agreement specifies that all such approval rights will terminate if and when Prime TopCo LP no longer collectively beneficially owns at least 25% of the outstanding shares of our Common Stock. The Stockholder Agreement is governed by Delaware law.

Registration Rights Agreement

We are party to a Registration Rights Agreement (as amended, the “Registration Rights Agreement”) with Prime TopCo LP, pursuant to which each of Prime TopCo LP, Prime Security Services TopCo Parent II, L.P., and their affiliates (the “Requesting Stockholders” and each a “Requesting Stockholder”) is entitled to demand the registration of the sale of certain or all of our Common Stock that it beneficially owns, in a manner reasonably acceptable to the entity demanding such registration. For example, in September 2020, Apollo and certain employees and other stockholders sold shares in a registered offering pursuant to a demand registration request from Apollo. Among other things, under the terms of the Registration Rights Agreement:

•

If we propose to file certain types of registration statements under the Securities Act of 1933, as amended, with respect to an offering of equity securities, we will be required to notify the other parties to the Registration Rights Agreement and use our commercially reasonable efforts to register the sale of the shares requested by such holders to be included in such registration statement, on the terms and conditions set forth in the Registration Rights Agreement (customarily known as “piggyback rights”); and

•

Each Requesting Stockholder has the right, subject to certain conditions and exceptions, to request that we file registration statements with the SEC for one or more underwritten offerings of all or part of our Common Stock that it beneficially owns and the Company is required to cause any such registration statements (a) to be filed with the SEC promptly and, in any event, on or before the date that is 90 days, in the case of a registration statement on Form S-1, or 45 days, in the case of a registration statement on Form S-3, after we receive the written request to effectuate such demand registration and (b) to become effective as promptly as reasonably practicable and in any event no later than 90 days after it is initially filed.

All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel retained by or on behalf of a Requesting Stockholder, will be paid by us.

The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter. The Registration Rights Agreement also contains customary indemnification and contribution provisions. The Registration Rights Agreement is governed by New York law.

Management Investor Rights Agreement

Prior to the consummation of our IPO, we entered into an Amended and Restated Management Investor Rights Agreement (as amended, the “MIRA”). Each holder of our Shares issued upon exercise of options that had been issued under our 2016 Plan automatically becomes a party to the MIRA. Additionally, each individual who, prior to the IPO, had his or her entire Class B interests in Prime TopCo LP redeemed for the number of shares of our Common Stock that would have been distributed to such holder under the terms of Prime TopCo LP’s operating agreement in a hypothetical liquidation on the date and price of the IPO, executed a joinder to the MIRA. The MIRA provides that all Common Stock governed thereunder are generally subject to transfer restrictions, a right of first refusal granted in the favor of the Company, repurchase rights, and piggyback registration rights in connection with certain offerings of our Common Stock.

Securities Purchase Agreement; Apollo Stockholder Support Agreement; Google Support Agreement

See “Summary Term Sheet— Have there been any recent developments of which I should be aware?” for a description of the Securities Purchase Agreement, Apollo Stockholder Support Agreement and Google Support Agreement, which is incorporated by reference herein.

The foregoing description of the SunPro Investor Rights Agreement, Google Investor Rights Agreement, Stockholders Agreement, Registration Rights Agreement, MIRA, Securities Purchase Agreement, Apollo Stockholder Support Agreement and Google Support Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the SunPro Investor Rights Agreement, Google Investor Rights Agreement, Stockholders Agreement, Registration Rights Agreement, MIRA, Securities Purchase Agreement, Apollo Stockholder Support Agreement and Google Support Agreement, copies of which have been filed as exhibits to the Tender Offer Statement on Schedule TO filed with the SEC in relation to the Offer and are incorporated by reference herein.

Recent Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates, subsidiaries, persons controlling the Company or any executive officers or directors of any corporation or other person ultimately in control of the Company have effected any transactions involving Shares during the 60 days prior to the date hereof, except as set forth below. The terms “control” or “controlling” as used in the foregoing shall have the meaning prescribed to them in the Exchange Act.

•

On August 3, 2022 (when the price of the Common Stock was $7.31 per share), Harriet K. Harty disposed of 15,105 shares of Common Stock; these shares of Common Stock were withheld by the Company to cover tax withholding obligations when 38,384 RSUs vested on August 3, 2022.

12.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act

As a result of the new issuance of shares of Common Stock in connection with the Strategic Investment, there will be no net change in the number of outstanding Shares after giving effect to the Offer (together with the

Strategic Investment). Pursuant to the Investor Rights Agreement, which will be entered into at the closing of the Strategic Investment, State Farm will be prohibited from transferring the shares of Common Stock it purchases pursuant to the Securities Purchase Agreement for three years from the consummation of the Strategic Investment (subject to certain customary exceptions), and the shares that we will issue to State Farm will be subject to certain transfer restrictions under applicable securities laws. Accordingly, at a minimum, as long as these restrictions are in effect, the purchase of Shares under the Offer will reduce the number of shares of Common Stock that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively smaller volume of shares of Common Stock after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Strategic Investment. The shares held by the Apollo Stockholder Entities were subject to certain transfer restrictions under applicable securities laws as a result of their position as our controlling shareholder. As a result of the Apollo Stockholder Commitment, most, if not all, of the Shares purchased by us in the Offer, will be the Shares held by the Apollo Stockholder Entities. Therefore, the impact of the issuance to State Farm described above is unlikely to be significant following the consummation of the Strategic Investment and the Offer.

We believe that there will be a sufficient number of shares of Common Stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares of Common Stock. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding shares of Common Stock to be delisted from the NYSE. The Offer is conditioned upon our determination that the consummation of the Offer and the purchase of Shares will not cause the shares of Common Stock to be delisted from the NYSE. See Section 6.

Our shares of Common Stock are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. We believe that, following the purchase of Shares under the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

Our shares of Common Stock are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares under the Offer pursuant to the terms of the Offer will not result in the shares of Common Stock becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon our determination that the consummation of the Offer and the purchase of Shares will not cause the shares of Common Stock to be held of record by fewer than 300 persons. See Section 6.

13.	Legal Matters; Regulatory Approvals

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for Shares is subject to conditions. See Section 6.

14.	Material U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences as of the date hereof to U.S. Holders and Non-U.S. Holders (each as defined below) of an exchange of Shares for cash pursuant to the

Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders subject to special treatment under U.S. federal income tax laws (including, without limitation, financial institutions, broker-dealers, insurance companies, cooperatives, U.S. expatriates, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons that acquired their Shares through the exercise of an employee stock option or otherwise as compensation, partnerships or other pass-through entities, or persons holding Shares through partnerships or other pass-through entities, or persons who hold Shares as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for U.S. federal income tax purposes). In addition, this discussion does not address the consequences of the alternative minimum tax, the Medicare tax on certain investment income, or any state, local or foreign tax consequences or any tax consequences (e.g., estate or gift tax) other than U.S. federal income tax consequences. This summary assumes that stockholders hold Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect to be treated as a U.S. person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and each partner in such partnership should consult its own tax advisor about the U.S. federal income tax consequences of a sale of Shares for cash pursuant to the Offer.

Each stockholder is advised to consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering Shares pursuant to the Offer and the applicability and effect of any state, local or foreign tax laws and other tax consequences with respect to the Offer.

U.S. Federal Income Tax Treatment of U.S. Holders

Characterization of Sale of Shares Pursuant to the Offer. The sale of Shares by a U.S. Holder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of Shares by a U.S. Holder for cash pursuant to the Offer will be treated as a “sale or exchange” of Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest in us if either (i) the U.S. Holder owns none of our Shares either actually or constructively immediately after the

Shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our Shares immediately after the sale of Shares pursuant to the Offer and, with respect to Shares constructively owned by the U.S. Holder immediately after the sale, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Shares under procedures described in Section 302(c) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution are particularly advised to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver.

The receipt of cash by a U.S. Holder will be “substantially disproportionate” if the percentage of our outstanding Shares actually and constructively owned by the U.S. Holder immediately following the sale of Shares pursuant to the Offer is less than 80% of the percentage of our outstanding Shares actually and constructively owned by the U.S. Holder immediately before the sale of Shares pursuant to the Offer.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test and the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of Shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s equity interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority stockholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. Except as described above with respect to certain waivers, a U.S. Holder must take into account not only the Shares that are actually owned by the U.S. Holder, but also Shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder actually or constructively has an equity interest, as well as Shares the U.S. Holder has an option to purchase.

Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of these Shares may be purchased by us. Thus, proration may affect whether the surrender of Shares by a U.S. Holder pursuant to the Offer will meet any of the Section 302 Tests.

U.S. Holders are advised to consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of Shares pursuant to the Offer. In addition, a U.S. Holder owning at least 5% of our outstanding Shares must comply with the reporting requirement of Treasury Regulation 1.302-2(b)(2).

Sale or Exchange Treatment. If any of the above three Section 302 Tests is satisfied, and the sale of the Shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the U.S. Holder and such holder’s tax basis in the Shares sold pursuant to the Offer. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder, reduced by any previous returns of capital. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares that were sold exceeds one year as of the date of the purchase by us pursuant to the Offer. Certain individual and other non-corporate U.S. Holders are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses may be limited. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) we purchase from the U.S. Holder under the Offer.

Distribution Treatment. If none of the Section 302 Tests is satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s Shares in an amount equal to the cash received by such holder pursuant to the Offer. The distribution would be treated as a dividend to the extent that we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Holder’s gross income without a reduction for the U.S. Holder’s tax basis of the Shares exchanged, and the tax basis of such exchanged Shares would be added to the tax basis of the U.S. Holder’s remaining Shares, if any. Provided that minimum holding period and other requirements are met, and subject to certain limitations for hedged positions, dividend income with respect to non-corporate U.S. Holders generally will be eligible for reduced rates of U.S. federal income taxation. The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the U.S. Holder, with a corresponding reduction in such U.S. Holder’s tax basis in its Shares until reduced to zero, and then as capital gain from the sale or exchange of the Shares.

If a sale of Shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding (i) whether a dividends received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the disposition of their Shares.

If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders” unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder); (ii) in the case of gain realized by a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met; or (iii) our Shares constitute “United States real property interests” by reason of our status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period for our Shares.

A Non-U.S. Holder whose gain is described in clause (i) above generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder, as described above under “U.S. Federal Income Tax Treatment of U.S. Holders.” In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or lower rate specified in an applicable income tax treaty, on gain from the sale of Shares pursuant to the Offer that is effectively connected with the conduct of a trade or business within the United States.

A Non-U.S. Holder whose gain is described in clause (ii) above generally will be subject to U.S. federal income tax on such gain at a rate of 30% (or, if applicable, a lower treaty rate), which may be offset by certain U.S.-source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

With respect to clause (iii) above, we believe that we are not currently a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. In the event we are a USRPHC, as long as our Shares are regularly traded on an established securities market, the Shares will be treated as United States real property interests only with respect to a Non-U.S. Holder that actually or constructively held more than 5% of our Shares at any time during the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period for our Shares. If gain on the disposition of our Shares were subject to taxation because of clause (iii) above, the Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder.

Distribution Treatment. If the Non-U.S. Holder does not satisfy any of the Section 302 Tests described above, the full amount received by the Non-U.S. Holder with respect to the sale of Shares to us pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale of Shares will be determined in the manner described above under “U.S. Federal Income Tax Treatment of U.S. Holders.” Except as described below, to the extent that amounts received by a Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty. To obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or a suitable substitute form) certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty and that the Non-U.S. Holder is not subject to withholding under FATCA. Non-U.S. Holders should consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States are not subject to U.S. federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to U.S. federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from U.S. federal withholding tax with respect to the Purchase Price of Shares treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, the Non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI (or a suitable substitute form) certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty, on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.

Withholding. The Depositary (or other applicable withholding agent) generally will withhold at a 30% rate on the gross proceeds of the Offer paid to a Non-U.S. Holder, unless the Non-U.S. Holder provides the Depositary (or other applicable withholding agent) with (i) an IRS Form W-8ECI (or suitable substitute form), claiming that the Offer proceeds are effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder or (ii) an IRS Form W-8BEN or W-8BEN-E, as appropriate (or a suitable substitute form) establishing that a reduced rate of or exemption from withholding is available under an applicable income tax treaty and that the Non-U.S. Holder is not subject to withholding under FATCA. See Section 3.

A Non-U.S. Holder may be eligible to obtain a refund or credit of all or a portion of any U.S. federal tax withheld if the Non-U.S. Holder meets any of the three Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders” with respect to the sale of Shares pursuant to the Offer, or is able to establish that no tax or a reduced amount of tax is due, in either case, provided that an appropriate claim is timely filed with the IRS.

Non-U.S. Holders are advised to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of Shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

Information Reporting and Backup Withholding

See Section 3 with respect to information reporting requirements and the application of U.S. federal backup withholding.

Tax Considerations for Holders of Common Stock that Do Not Tender any Shares in the Offering

The Offer will have no U.S. federal income tax consequences to our stockholders that do not tender any Shares in the Offer.

The tax discussion set forth above is included for general information only and is not tax advice. You are urged to consult your tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of federal, state, local, foreign and other tax laws and treaties.

15.	Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the business day immediately following the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer if and to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

16.	Fees and Expenses

We have retained Morgan Stanley & Co. LLC to act as the Dealer Manager in connection with the Offer. Morgan Stanley will not receive a fee for these services. We also have agreed to reimburse the Dealer Manager for reasonable and documented out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of its outside counsel, and to indemnify it against liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

The Dealer Manager and its affiliates have rendered, and may in the future render, various investment banking, lending and commercial banking services and other advisory services to us or our subsidiaries. The Dealer Manager has received, and may in the future receive, customary compensation from us or our subsidiaries for such services. The Dealer Manager has acted as financial advisor to State Farm in connection with the Strategic Investment and the Dealer Manager or its affiliates are lenders to us and certain of the Apollo Stockholder Entities as well as certain of their affiliates. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities, including the Shares. The Dealer Manager may from time to time hold Shares in its proprietary accounts, and, to the extent it owns Shares in these accounts at the time of the Offer, the Dealer Manager may tender the Shares pursuant to the Offer.

We have retained D.F. King & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees and reasonable expenses to the Information Agent and Depositary and reasonable expenses to the Dealer Manager, each as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender Shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 hereof.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Tender Offer Statement on Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us. In any jurisdiction where the securities, “Blue Sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your Shares in the Offer or regarding how many Shares you should tender in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our Board, the Dealer Manager, the Depositary or the Information Agent.

September 12, 2022

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

***By Hand, Express Mail, Courier, or Other Expedited Service:	***By Mail:

BY the Expiration Time American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	BY the Expiration Time American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokerage Firms Please Call: (212) 269-5550

All Others Call Toll Free: (877) 732-3619

Email: adt@dfking.com

The Dealer Manager for the Offer is:

Morgan Stanley

1585 Broadway

New York, NY 10036

Call Toll-Free: (855) 483-0952